As filed with the Securities and Exchange Commission on February 12, 1998
                                                      Registration No. 333-_____
================================================================================
                     U.S.SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      MICROCAP FINANCIAL SERVICES.COM, INC.
                 (Name of Small Business Issuer in Its Charter)

         Delaware                           7375                     06-1489574
 (State or Jurisdiction of            (Primary Standard            (IRS Employer
Incorporation or Organization)    Industrial Classification    Identification Number)
                                           Code Number)

                           7280 W. Palmetto Park Road
                                    Suite 202
                            Boca Raton, Florida 33433
                                 (561) 417-8053
          (Address and Telephone Number of Principal Executive Offices)

        7280 W. Palmetto Park Road, Suite 202, Boca Raton, Florida 33433 (Address of principal place of business or intended principal place of business)

                                Ronald B. Koenig
                       Chairman of the Board of Directors,
                         and Co-Chief Executive Officer
                      MicroCap Financial Services.com, Inc.
                           7280 W. Palmetto Park Road
                                    Suite 202
                            Boca Raton, Florida 33433
                                 (561) 417-8053
                          http://www.microcap1000.com
            (Name, Address and Telephone Number of Agent for Service)

                          COPIES OF COMMUNICATIONS TO:

                              Dale S. Bergman, P.A.
                                Broad and Cassel
                          201 South Biscayne Boulevard
                                   Suite 3000
                              Miami, Florida 33131
                          Telephone No. (305) 373-9400

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]
================================================================================

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
                                                                                         PROPOSED
                                                                                         MAXIMUM
          TITLE OF EACH CLASS                 AMOUNT            PROPOSED MAXIMUM        AGGREGATE         AMOUNT OF
             OF SECURITIES                     TO BE             OFFERING PRICE          OFFERING        REGISTRATION
           TO BE REGISTERED                 REGISTERED            PER SHARE (1)          PRICE(1)            FEE
----------------------------------------------------------------------------------------------------------------------
  Common Stock, $.001 par value            27,108,800 Shares          $2.46            $66,686,664       $ 19,672.56
----------------------------------------------------------------------------------------------------------------------
  Common Stock, $.001 par value               840,000                 $2.375           $ 1,995,000       $  5,885.25
----------------------------------------------------------------------------------------------------------------------
  Common Stock, $.001 par value             2,250,000                 $1.00             $2,250,000            663.75
----------------------------------------------------------------------------------------------------------------------
           Total                                                                                          $26,221.56
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee and pursuant to Rule 457.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 12, 1999

PROSPECTUS

                                30,198,800 SHARES

                      MICROCAP FINANCIAL SERVICES.COM, INC.
                (Formerly known as Capital Growth Holdings, Ltd.)

         The selling stockholders are offering for sale up to 30,198,800 shares of common stock, including shares underlying warrants.

         We are registering the re-sale of the shares of common stock pursuant to commitments with these stockholders. We will pay the expenses of registering the re-sale of the shares.

         The selling stockholders may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sales of the shares, but will receive approximately $4,245,000 from the exercise of the warrants if all of the warrants are exercised.

         There is currently only a limited trading market for our common stock. Our stock is quoted on the OTC Bulletin Board under the symbol "MFSI". On February 10, 1999, the last reported bid price of the common stock was $2.40 per share.

         THESE SHARES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION. NONE OF THESE ORGANIZATIONS HAVE DETERMINED WHETHER THIS PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. OUR COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

            THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE
             A HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE
           THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE SECURITIES.

                YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS"
                     BEGINNING ON PAGE 5 OF THIS PROSPECTUS

                              --------------------

                The date of this Prospectus is February 12, 1999

SUMMARY........................................................................1

FORWARD-LOOKING STATEMENTS.....................................................5

RISK FACTORS...................................................................5

USE OF PROCEEDS...............................................................12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.........................................................16

BUSINESS......................................................................20

MANAGEMENT....................................................................26

PRINCIPAL STOCKHOLDERS........................................................35

CERTAIN TRANSACTIONS..........................................................37

SELLING STOCKHOLDERS..........................................................39

DESCRIPTION OF SECURITIES.....................................................43

PLAN OF DISTRIBUTION..........................................................46

LEGAL MATTERS.................................................................48

EXPERTS.......................................................................48

WHERE YOU CAN FIND MORE INFORMATION...........................................48

                                     SUMMARY

         THIS IS A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO 12,585,567 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF OUTSTANDING OPTIONS UNDER OUR STOCK OPTION PLAN AS WELL AS OUTSTANDING WARRANTS. UNLESS THE CONTEXT REQUIRES OTHERWISE, ALL REFERENCES IN THIS PROSPECTUS TO "MICROCAP FINANCIAL SERVICES.COM, INC.," "WE," "OUR" AND "US" REFER TO MICROCAP FINANCIAL SERVICES.COM, INC. AND ITS SUBSIDIARIES.

                                    ABOUT US

         We are a multimedia provider of online financial information services to the investment community. Our U.S. based web-site www.microcap1000.com. focuses on companies with market a capitalization of under $500 million and is designed to be the premier source for information on the MicroCap sector. Our first international site will be developed through an alliance with Freeserve Limited, the United Kingdom's largest and fastest growing Internet service provider and a subsidiary of Dixons Group, plc, the United Kingdom's largest electronics retailer. This site will provide information and services within Freeserve's financial channel through a web-site to be called UK-Invest.com.

EXISTING WEB SITE - WWW.MICROCAP1000.COM

         MicroCap 1000.com is operated by our wholly owned subsidiary MicroCap1000.com, Ltd. The site was fully launched in October 1998 and provides comprehensive Internet-based electronic publishing of unique content, online internet investor access investor access services, and hosts the MicroCap 1000 Index, the only real time index covering the Micro Cap sector. The site has aggregated over 140,000 registered users. The site's unique content consists of news and analysis from well known Wall Street analysts and money managers targeted specifically at companies with market capitalizations of under $500 million. MicroCap1000.com assists the online investor by empowering them with relevant information and ideas to make investment decisions. Currently, there are over 80 web-sites which carry MicroCap1000's content and/or index including CBS Marketwatch, Lycos and Wall Street City.

SITE UNDER DEVELOPMENT - WWW.UK-INVEST.COM

         We have initiated our global internet expansion through an alliance with the UK's largest and fastest growing internet service provider, Freeserve Limited, a subsidiary of Dixons Group, plc, the UK's largest electronics retailer. We will provide the investor information and services about all UK securities within Freeserve's financial channel through our soon to be created web-site www.uk-invest.com. The site is being designed to be the "CBS Marketwatch" of the UK and is anticipated to its users offer to its users a number of opportunities for commerce over the internet, or e-commerce, including premium pay data and tools packages and the ability to effect brokerage transactions over the internet. Management believes www.uk-invest.com will be the platform to launch similar sites in other European countries.

BUSINESS STRATEGY

         Our revenue model for MicroCap1000 has the following 3 components: (1) a fee paid premium service; (2) advertising fees and (3) payments from companies attempting to reach interested internet investors. In connection with our fee paid premium service, our goal is two-fold. The first is to convert a portion of our free subscribers to fee paying premium service customers. The second is to attract new subscribers to the premium service as a result of grass roots marketing efforts on other sites. We are currently building our subscriber base in order to provide an adequate platform for generating advertising fees from both the site and video streamed presentations. Development of the subscriber base will also enable us to generate fees from companies that are interested in accessing our subscribers who are potential investors.

         Our revenue model for uk-invest.com will be similar to the revenue model for MicroCap1000 with the added component of electronic trading. Trading over the internet, or e-brokering has yet to catch on in the U.K. as it has in the U.S. We believe this is a significant marketing opportunity for us and are exploring joint venture relationships with U.K. based e-brokering providers.

         We intend to utilize our U.S. and U.K. platforms to aggregate, through acquisition, complementing companies and products that will provide realtime, value-added E-commerce programs of financial investment information to online users worldwide.

HISTORY

         We historically generated revenues primarily from the activities of our wholly owned subsidiary International Capital Growth, Ltd. which acted as placement agent in private financings and as a financial consultant to various companies. However, over the last six months we have shifted our focus almost exclusively to MicroCap1000 activities.

         MicroCap1000 has yet to generate any revenue. For the nine months ended September 30, 1998 we had a net loss of approximately $1.2 million and an accumulated deficit of $4.3 million. We anticipate the net loss to continue until such time as MicroCap1000.com, Ltd. generates significant revenues.

         Our executive offices are located at 7280 W. Palmetto Park Road, Suite 202, Boca Raton, Florida 33433, and our telephone number is (561) 417-8053.

                               ABOUT THE OFFERING

Common Stock Offered by the
Selling Stockholders..................  30,198,800 shares, of which 27,108,800 shares are presently outstanding and
                                        3,090,000 shares are issuable upon
                                        exercise of 1998 consulting warrants.

Common Stock Outstanding
After the Offering....................  46,938,296 shares(1)

OTC Bulletin Board Trading Symbol.....  MFSI

Use of Proceeds.......................  We will not receive any proceeds from the sale of the shares by the selling
                                        stockholders. We are also registering
                                        the re-sale of shares issuable upon
                                        exercise of warrants. If the warrants
                                        are exercised, we will only receive
                                        proceeds upon the exercise of the
                                        warrants if the warrants are exercised.
                                        Any proceeds received from the exercise
                                        of the warrants will be used for working capital and general corporate purposes.

Risk Factors  ........................  The securities offered hereby involve a high degree of risk.

------------
(1) Does not include (i) 7,025,000 shares of Common Stock reserved for issuance upon exercise of options granted under the Company's 1998 Stock Option Plan or (ii) 2,975,000 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the 1998 Stock Option Plan and (iii) 5,560,567 shares of Common Stock issuable upon the exercise of warrants.

                             SUMMARY FINANCIAL DATA

         Set forth below are selected financial data of the Company for each of the periods indicated. The selected financial data for the period from February 26, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997 has been derived from the historical financial statements of the Company included elsewhere in this Registration Statement. The financial data for the nine months ended September 30, 1998 and 1997 were derived from the unaudited financial statements of the Company. All of the information set forth below should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information of the Company included in this Prospectus.

                                                                                                    FOR THE PERIOD FROM
                                                  FOR THE NINE MONTHS ENDED                          FEBRUARY 26, 1996
                                                ------------------------------       YEAR ENDED     (INCEPTION) THROUGH
                                                SEPT. 30, 1998  SEPT. 30, 1997     DEC. 31, 1997     DECEMBER 31, 1996
                                                --------------  --------------     -------------     -----------------
Total revenue                                         775,929       4,423,486        $3,428,054               $22,033

Total operating expenses                            1,982,351       3,250,668         4,429,939               740,649

Net Income (loss) before taxes                     (1,206,422)      1,172,818        (1,001,885)             (718,616)

Provision for taxes                                         0         300,000                 0                     0

Net income (loss)                                 $(1,206,422)       $772,818       $(1,001,885)            $(718,616)
                                                  ===========        ========       ===========             =========

Less cumulative preferred dividend                          0          (9,131)          (29,624)               (8,530)


Net income (loss) attributable to
Common Stockholders                               $(1,206,422)       $763,687       $(1,031,509)            $(727,146)
                                                  ===========        ========       ===========             =========

Basic (loss) income per common share                   $(0.06)          $0.05            ($0.07)               ($0.06)
                                                       ======           =====            ======                ======
Diluted (loss) income per common share                 $(0.06)          $0.04            ($0.07)               ($0.06)
                                                       ======           =====            ======                ======

Weighted average common shares
outstanding - basic                                20,927,957      14,464,601        15,655,000            11,613,000
Effect of potential common stock                            0       5,168,345                 0                     0
Weighted average common shares
outstanding - diluted                              20,927,957      19,548,196        15,655,000            11,613,000

BALANCE SHEET DATA:
                                                                                   SEPTEMBER 30,     DECEMBER 31, 1997
                                                                                        1998               1997
                                                                                   -------------     -----------------
Total Assets                                                                        $3,246,011          $3,001,183
Total Liabilities                                                                     $511,749            $482,608
Long-Term Debt                                                                              $0                  $0
Stockholders' Equity                                                                $2,734,262          $2,518,575

                           FORWARD-LOOKING STATEMENTS

         Certain important factors may affect our actual results and could cause those results to differ materially from any forward-looking statements made in this Prospectus or that are otherwise made by us or on our behalf. "Forward-looking statements" are not based on historical facts and are typically phrased using words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" and similar expressions or variations.

         Differences in actual results may be caused by factors such as those discussed in the "Risk Factors" below as well as those discussed elsewhere in this Prospectus and in our filings with the SEC.

                                  RISK FACTORS

         THE SHARES OFFERED ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS, AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE INVESTING.

NEED FOR ADDITIONAL FUNDS

         We anticipate that our current cash resources will enable us to continue operations through at least February 2000. Continued operations thereafter will require additional funds. We currently have no outside commitments for additional sources of funding. We cannot assure you that we will be able to generate revenues or raise additional funds on terms that are favorable to us, if at all, or that such revenues and/or funds would be sufficient to satisfy our capital needs for a significant period of time beyond February 2000.

LACK OF OPERATING HISTORY

         We have little operating history upon which you can evaluate our performance and prospects. We face the risks frequently encountered by developing companies. These risks include the potential inability to compete with more established firms, to retain and maintain key personnel as well as uncertainty as to which areas to target for growth and expansion and as to the source of funding for operations and expansion. Our subsidiary MicroCap 1000.com, Ltd. commenced limited operations in October, 1998 and is still in the start-up phase.

RISKS RELATED TO DEPENDENCE ON ADVERTISING REVENUES AND SPONSORSHIPS

         We expect to derive a significant portion of our revenues from the sale of advertising on our Internet sites. In selling Internet-based advertising, we will likely depend on advertising agencies, which exercise substantial control over the placement of advertising for their clients. Our success will depend on our ability to convince advertisers and advertising agencies of the benefits of advertising on our Internet sites, and on our ability to retain, broaden and diversify our future base of advertising customers. In order to generate significant advertising revenues, we will depend on the development of a larger base of users of our Internet site possessing demographic characteristics attractive to advertisers. If we are unable to attract and retain paying advertising customers or we are forced to offer lower than anticipated advertising rates in order to attract and/or retain advertising customers, our business will be harmed.

UNCERTAIN ACCEPTANCE OF THE INTERNET AS AN ADVERTISING MEDIUM; LACK OF MEASUREMENT STANDARDS

         Use of the Internet by consumers is at an early stage of development and market acceptance of the Internet as a medium for information, commerce and advertising is subject to a high level of uncertainty. We believe that our success depends upon our ability to obtain significant revenues from our Internet operations, which will require the development and acceptance of the Internet as an advertising medium. In order for us to generate advertising revenues, advertisers and advertising agencies must direct a portion of their budgets to the Internet as a whole, and specifically to our Internet site. We believe that most advertisers and advertising agencies have limited experience with the Internet as an advertising medium and neither advertisers nor advertising agencies have devoted a significant portion of their advertising budgets to Internet-related advertising to date. We cannot assure you that advertisers or advertising agencies will be persuaded, or able, to allocate or continue to allocate portions of their budgets to Internet-based advertising or, if so persuaded or able, that they will find Internet-based advertising to be more effective than advertising in traditional media such as television, print or radio, or in any event decide to advertise on our Internet site.

DEPENDENCE ON CONTINUED GROWTH IN THE USE OF THE INTERNET

         Rapid growth in the use of and interest in the Internet is a recent phenomenon, and we cannot assure you that acceptance and use of the Internet will continue to develop or that a sufficient base of users will emerge to support our business. Revenues from our Internet operations will depend largely on the widespread acceptance and use of the Internet as a source of information and entertainment and as a vehicle for commerce in goods and services. The Internet may not be accepted as a viable commercial medium for a number of reasons. If use of the Internet does not continue to grow or grows more slowly than expected, or if the Internet infrastructure does not effectively support growth that may occur, our business would be harmed.

COMPETITION

         We compete with other Internet sites for the time and attention of consumers and for advertising and subscription revenues. Competition among Internet sites is intense and is expected to increase significantly in the future. In our area of focus of finance, we compete with various companies and Internet sites, such as Yahoo Business, Inc., CBS Market Watch, CNN Financial Network, MSN Investor, The Motley Fool, Silicon Investor and Excite Money & Investing, among others. Many, if not all, of these competitors also offer a wider range of products and services than we do, which products and services may be sufficiently attractive to Internet users to attract users to their services and, consequently, dissuade them from accessing our Internet sites. If we are unable to continue to attract a significant number of Internet users to our Internet site, our business will be harmed.

LOW BARRIERS TO ENTRY

         The market for Internet-based products and services is relatively new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new Internet sites at a relatively low cost within relatively short time periods. Accordingly, we expect competition to persist and intensify and the number of competitors to increase significantly in the future. We cannot assure you that our Internet sites will compete successfully.

LIMITED EXPERIENCE IN SALES AND MARKETING OF ADVERTISING

         None of our senior management team has any significant experience in selling advertising on the Internet or any other medium, and few members of our senior management team have any significant experience in the Internet industry. Achieving acceptance by potential advertisers and advertising agencies of our Internet sites as a viable marketing forum will require us to develop and maintain relationships with key advertisers and advertising agencies, and there can be no assurance that any such relationships will be developed, on a timely basis or at all.

DEPENDENCE ON THIRD PARTIES FOR INTERNET OPERATIONS AND CONTENT DEVELOPMENT

         We believe that the ability to advertise our Internet site on other Internet sites and the willingness of the owners and operators of such sites to direct users to our Internet site through hypertext links are critical to the success of our Internet operations. Other Internet sites, particularly search/index guides and other companies with strategic ability to direct user traffic, significantly affect traffic to our Internet site. There can be no assurance that we will establish or maintain such arrangements in the future. Our ability to develop original and compelling Internet-based products and services is also dependent on maintaining relationships with and using products provided by third-party vendors. Developing and maintaining satisfactory relationships with third parties could become more difficult and more expensive as competition increases among Internet sites. If we are unable to develop and maintain satisfactory, relationships with such third parties on terms acceptable to us, or if our competitors are better able to leverage such relationships, our business will be harmed.

UNPREDICTABILITY OF REVENUES

         As a result of our limited operating history and the emerging nature of the Internet, including Internet-based advertising, and our business plan subscription services and electronic commerce, we cannot forecast our expenses and revenues accurately. We believe that, due primarily to the relatively brief time the Internet has been available to the general public, there has not yet been developed a commercially viable business model from which to successfully operate any form of Internet-based product and/or service business. Further, few, if any, of our operating expenses can be quickly or easily reduced. As a result, we may be unable to adjust spending in a timely manner to compensate for any unexpected expenditures or a shortfall in actual revenues as compared to estimated revenues.

RISKS OF NEW BUSINESS AREAS

         Development and operation of an internet website is a new business area for and a deviation from our historical business. Our long-term success will depend, in part, on our ability to expand operations beyond solely relying on Internet-based advertising revenues into areas such as subscription-based products and services and electronic commerce, in addition to successfully developing new Internet sites and enhancing the existing one. We cannot assure you that we will be able to expand into such areas, develop and launch any new Internet sites or enhance existing ones.

RISKS ASSOCIATES WITH POTENTIAL ACQUISITIONS AND INVESTMENTS

         We may entertain new business opportunities and ventures in a broad range of areas. Typically, such opportunities require extended negotiations, the investment of a substantial amount of capital and substantial burdens on our management personnel and our financial and operational systems. We cannot assure you that such a venture would ever achieve profitability.

RISKS OF TECHNOLOGICAL CHANGE

         The market for Internet-based products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our Internet-based products and services, particularly in response to competitive offerings. We cannot assume you that we will be successful in responding quickly, cost effectively and sufficiently to these developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures by us to modify or adapt our Internet site and services and could fundamentally affect the character, viability and frequency of Internet-based advertising, either of which could have a material adverse effect on our business. In addition, new Internet-based products, services or enhancements offered by us may contain design flaws or other defects that could require costly modifications or result in a loss of consumer confidence, either of which could harm our business.

CAPACITY CONSTRAINTS; SYSTEM  DISRUPTIONS AND RELIANCE ON THIRD PARTIES

         The satisfactory performance, reliability and availability of our Internet site and its computer network infrastructure are critical to attracting Internet users and maintaining relationships with advertising customers. Our Internet-based advertising revenues will be directly related to the number of advertisement impressions delivered by us. System interruptions that result in the unavailability of our Internet site or slower response times for users would reduce the number of advertisements delivered, reduce the attractiveness of our Internet sites to users and advertisers, and could harm our business. We are dependent on third parties for uninterrupted Internet access.

SECURITY RISKS

         We have instituted certain security measures designed to protect our Internet site and other operations from unauthorized use and access. Such measures cannot guarantee complete security. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our Internet operations. We may be required to spend significant money and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. To the extent that activities of us or any third party contractors involve the storage and transmission of proprietary information, such as computer software or credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. We cannot assure you that contractual provisions attempting to limit our liability in such areas will be successful or enforceable, or that parties will accept such contractual provisions as part of our agreements.

DEPENDENCE ON LICENSED TECHNOLOGY; PROTECTION OF INTELLECTUAL PROPERTY

         Our success is dependent upon our ability to protect and leverage the value, if any, of our original Internet technologies, software, content and our trademarks, trade names, service marks, domain names and other proprietary rights we either currently have or may have in the future. We have filed service marks for our logo and name, as well as for the names of our site. Given the uncertain application of existing copyright and trademark laws to the Internet, we cannot assure you that existing laws will provide adequate protection for our technologies, sites or domain names. Policing unauthorized use of our technologies, content and other intellectual property rights entails significant expenses and could otherwise be difficult or impossible to do given, among other things, the global nature of the Internet. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks and other intellectual property of third parties by us or our licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. We are not currently aware of any legal proceedings or claims that we believe will materially harm our business.

RISKY NATURE OF OUR BUSINESS

         Our business is concentrated in the securities industry and, particularly, providing information about the securities industry over the Internet. As a result, our business is affected by many factors, including economic and political conditions, broad trends in business and finance, legislation and regulation affecting the business and financial communities, currency values, market conditions and the level and volatility of interest rates. These and other factors may contribute to reduced levels of new issue or merger, acquisition, restructuring and leveraged capital activities, or the level of participation in financing and investment transactions related to such activities, generally resulting in lower revenues for businesses, such as ours. Lower price levels of securities may result in reduced volume of transactions, and may also result in losses from declines in the market value of securities held in trading, and investment positions. Sudden sharp declines in market values of securities can result in illiquid markets. Such markets, if prolonged, may lower our revenues from our financial consulting and investment and result in less interest in information about the MicroCap companies.

RISKS OF FOREIGN MARKETS

         We recently signed an agreement to be the exclusive provider of investor information and services within the financial channel of Freeserve Limited, the United Kingdom's largest and fastest growing internet service provider. We may enter into other agreements with other internet service providers outside of the United States. Conducting business outside the United States will require us to become familiar with and comply with foreign laws, rules, regulations and customs. Expansion into non-U.S. markets may also require significant additional expenses. Our management has limited experience conducting business outside of the United States. We cannot assure you that we will be successful engaging in business outside the United States. Moreover, our failure to comply with foreign laws, rules and regulations of which we are not aware may harm our business.

LIABILITY FOR INTERNET CONTENT

         As a publisher and a distributor of content over the Internet, we face potential liability or defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute. In addition, we could be exposed to liability with respect to the content or unauthorized duplication of material indexed in our search services. Although we currently carry general liability insurance, such insurance would not cover potential claims arising from our activities on the Internet. As a result, any imposition of liability that is not covered by insurance could harm our business. We are currently in the process of attempting to obtain insurance that would cover our activities on the Internet. However, we cannot assure you that such insurance will be available on terms acceptable to us or at all.

GOVERNMENT REGULATIONS

         Currently few laws and regulations are directly applicable to the Internet. However, it is possible that new laws and regulations will be adopted covering issues such as access, obscene or indecent communications and the pricing, characteristics and quality of Internet products and services. As a provider of Internet-based products and services, we are subject to the provisions of existing and future federal and local legislation that could be applied to our operation. Such legislation could also dampen the growth of the Internet generally and decrease the acceptance of the Internet as an advertising medium, and could, thereby, harm our business.

NET CAPITAL REQUIREMENTS

         The SEC, the Department of the Treasury and various other securities and commodities exchanges and other regulatory bodies in the United States and abroad either have or are considering the imposition of rules with respect to net capital requirements which could affect us or our subsidiaries. A change in such rules, or the imposition of new rules, affecting the scope, coverage, calculation or amount of such net capital requirements, or a significant operating loss or any unusually large charge against net capital could adversely affect the ability of the Company to pay dividends or to expand or even maintain levels of business.

DEPENDENCE ON KEY PERSONNEL; ABSENCE OF NON-COMPETITION AGREEMENTS

         Our success will depend upon the services of our executives and certain key personnel, including Ronald B. Koenig, our Chairman of the Board of Directors and Co-Chief Executive Officer; Stanley Hollander our President and Co-Chief Executive Officer; and Alan L. Jacobs, our Executive Vice President. We also have key consultants John Flanders and Richard Hefter. Competition among financial services firms for executives and other professional personnel is intense and subject to escalating compensation expenses. We cannot assure you that we will be able to successfully attract and retain key personnel. The loss of the services of any one or more of such personnel or inability to attract such personnel could harm our business. We do not have employment or non-competition agreements with any key officer or director. Further, we do not maintain key man life insurance on any of our executives or key personnel. We cannot assure you that such officers and directors will remain associated with us in any particular capacity or that they will not currently, or in the future, compete, directly or indirectly, with us.

EXERCISE OF WARRANTS WILL HAVE DILUTIVE EFFECT

         We currently have outstanding warrants to purchase 12,585,567 shares of common stock and are registering the re-sale of the shares underlying 3,090,000 warrants provide an opportunity for the holders thereof to profit from a rise in the market price of our common stock with resulting dilution in the ownership interest in us held by the then present stockholders. Because holders of the Warrants would most likely opt to exercise their securities and receive the underlying common stock at a time when we may be able to obtain capital by a new offering of securities on terms more favorable than those provided by such securities, the terms on which we may be able to obtain additional capital would be adversely affected.

SECURITIES ELIGIBLE FOR FUTURE SALE

         Of our 46,938,296 shares outstanding, 44,831,262 are restricted shares as that term is defined in Rule 144 promulgated under the Securities Act. Of such 44,831,262 shares of common stock, 30,198,400 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for any such shares purchased by "affiliates," which will be subject to certain resale limitations under Rule 144. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of our issued and outstanding common stock, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of us may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning us.

         Prospective investors should be aware that the possibility of sales may, in the future, depress the price of the common stock in any market which may develop and, therefore, the ability of any investor to market shares may be dependent directly upon the number of shares that are offered and sold. Affiliates may sell their shares during a favorable movement in the market price of the common stock, which may have a negative effect on the price per share of the common stock.

POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK

         We have 20,000,000 authorized shares of preferred stock, none of which are currently issued and outstanding. The preferred stock may be issued with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. If issued, the preferred stock could be utilized, as a method of discouraging, delaying or preventing a change in control. Although we have no present intention to issue any additional shares of our preferred stock, we cannot assure you that we will not do so in the future.

LISTING ON OTC BULLETIN BOARD; LIMITED TRADING MARKET; "PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS

         Our common stock has been quoted on the OTC Bulletin Board since June 12, 1997. Our common stock has only a limited trading market. We cannot assure you that a more active trading market will develop or, if developed, that it will be maintained. We cannot predict the effect, if any, that the sale of restricted shares of common stock or shares of common stock issuable upon exercise of the warrants or the availability of such securities for sale will have on the market price of the common stock. As a result, an investor might find it difficult to dispose of, or to obtain accurate quotations as to the value of, the common stock.

         In addition, as the common stock has limited active trading market and the trading price of the common stock is less than $5.00 per share, trading in the common stock is subject to the requirements of Rule 15g-9 promulgated under the Exchange Act. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser's written consent prior to the transaction. The common stock is also subject to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, which requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the SEC, any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of the common stock and the ability of purchasers in this offering to sell their securities in the secondary market.

REQUIREMENTS OF CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION IN CONNECTION WITH THE EXERCISE OF THE WARRANTS

         We will be able to issue the shares issuable upon the exercise of the warrants only if (i) there is a current Prospectus relating to the securities offered under an effective Registration Statement filed with the SEC, and (ii) such common stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of such Warrants reside. While this Prospectus relates to a current, effective Registration Statement, there can be no assurance, that we will be successful in maintaining a current Registration Statement. After a Registration Statement becomes effective, it may require updating by the filing of post-effective amendments.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares offered by the selling stockholders. We will receive proceeds only upon the exercise of the warrants for which we are registering the underlying shares of common stock, if these warrants are exercised. We would receive $4,245,000 from the exercise of the warrants assuming all of the warrants were exercised. We cannot assure you as to when, if ever, any or all of such warrants will be exercised. Proceeds, if any, received from the exercise of the warrants will be used for working capital requirements and other general corporate purposes.

         We estimate we will spend $68,721 in registering the shares.

                            MARKET FOR COMMON EQUITY

         Our common stock is currently quoted on the OTC Bulletin Board under the symbol "MFSI". The table set forth below presents the high and low bid prices of the common stock for the period indicated based on information provided by the OTC Bulletin Board. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. For the period from June 6, 1997 through July 8, 1997, traditional high and low quotes could not be determined as during such time there was only one market maker for the common stock. Prior to June 6, 1997, there was no trading market for the common stock.

1997                                                                                  HIGH       LOW
----                                                                                  ------    ----
Quarter ended June 30, 1997 (commencing June 6, 1997) ............................    $2.75     $2.25
Quarter ended September 30, 1997 .................................................    $2.75     $2.25
Quarter ended December 31, 1997 ..................................................    $2.50     $0.75

1998
----

Quarter ended March 31, 1998......................................................    $1.00     $0.25
Quarter ended June 30, 1998.......................................................    $1.00     $0.50
Quarter ended September 30, 1998..................................................    $0.25     $0.71
Quarter ended December 31, 1998...................................................    $0.375    $1.25

1999
----

First Quarter (through February 11, 1999).........................................    $4.00     $1.18

         On February 10, 1999, the last reported bid price of the common stock was $2.40.

         As of February 10, 1998, there were approximately 405 holders of record of the common stock.

                                 DIVIDEND POLICY

         As of March 25, 1997, the Board of Directors declared an annual cumulative dividend of $.225 per share on the common stock for the calendar years 1997 and 1998. The dividend is due and payable to the holders of record on the day the Board of Directors adopted the resolution to pay such dividend and is subject to (i) the payment of dividends on any class of capital stock with priority over the common stock, (ii) applicable net capital requirements and
(iii) restrictions under applicable law. The dividend, which began accruing as of January 1, 1997, was payable on a quarterly basis ending on December 31, 1998. Although we made all prior dividend payments in a timely manner, we determined, due to our limited cash resources, not to make the June 30, 1998, September 30, 1998 and December 31, 1998 dividend payments. We can not predict at this time when our cash resources will be sufficient to make such payment. We recognize such payment as an obligation.

         On October 12, 1997, each of our 4,001,334 shares of 5% Cumulative Convertible Series A Preferred Stock and 1,080,000 shares of 5% Cumulative Convertible Series B Preferred Stock converted into one share of Class B common stock. Pursuant to the terms of the Certificates of Designation of such preferred stock, the holders thereof were entitled to 5% per share annual cumulative dividends prior to payment of dividends on any other class of capital stock. The cumulative dividends on such preferred stock have accrued unpaid since October 12, 1997 and were payable on a quarterly basis commencing December 31, 1996 and on October 24, 1997, ten business days after the conversion thereof. The aggregate amount of such arrearage owed by us to the former holders of such preferred stock as of December 31, 1998 is $38,154.

         We do not anticipate declaring any additional dividends on any of our classes of capital stock. Any future dividend declarations and payments would be subject to the restrictions set forth above, approval of our Board of Directors and any contractual restrictions.

                                 CAPITALIZATION

         The following table sets forth our capitalization at September 30, 1998, and should be read in conjunction with the financial statements and notes thereto included elsewhere herein.

                                                                    SEPTEMBER 30, 1998
                                                                          ACTUAL
                                                                    ------------------
Accounts payable and accrued expenses.....................             $      65,967
Dividends payable - preferred stockholders................                    38,154
Dividends payable - common stockholders...................                   384,071
Deferred revenue..........................................                    23,557
                                                                       -------------
Total Liabilities.........................................             $     511,749

Stockholder's equity:
     Preferred stock, $.001 par value, 20,000,000
     shares authorized, no shares issued and
     outstanding..........................................                        --
     Common stock, $.001 par value, 100,000,000
     shares authorized; 18,978,496 issued and
     outstanding at 9/30/98(1) ...........................             $      18,978
     Class B Common stock - $.001 par value,
     25,000,000 shares authorized, 16,431,000
     shares issued and outstanding(2).....................                    16,431
     Additional paid-in capital ..........................                 7,037,739
     Accumulated deficit .................................                (4,308,886)
     Treasury stock (15,000 shares).......................                   (30,000)
                                                                       -------------
Total stockholders' equity ...............................                 2,734,262
                                                                       -------------
Total capitalization .....................................                 2,734,262
                                                                       =============

------------
(1) Does not include 7,668,400 shares issued in connection with a private placement which occurred during fourth quarter 1998 or 2,325,400 shares issued in connection with a private placement which occurred in February, 1999. Also does not include 16,431,000 shares of common stock into which our Class B common stock automatically converted effective December 31, 1998.

(2) Effective December 31, 1998, each share of Class B common stock automatically converted into one share of Common Stock.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

         The Company has historically generated revenues primarily from its activities as a placement agent in private financings and as a consultant. The financial statements and discussion below reflect those activities. The Company however, shifted its focus predominantly to MicroCap1000 activities in October 1998. Therefore, the financial data attached and described below are not reflective of current operations and cannot be indicative of future results. Among other differences, operating expense are anticipated to increase as a result of such activities.

         The Company anticipates that its net loss will increase until such time at which MicroCap1000 generates meaningful revenues. MicroCap1000 has not generated any revenue to date and there is no guarantee that it will do so in the future. The Company has added additional personnel and incurred additional expenses consistent with the launch of a new business.

         The Company believes that its current resources will permit the Company to continue operations through at least February 2000. There can be no assurance, however, that the Company will be able to satisfy its liquidity needs for a significant period of time beyond February 2000. To continue operations beyond such period, the Company must generate significant revenues or raise additional funds through the sale of its equity securities. The Company currently has no outside commitments for additional sources of liquidity.

RESULTS OF OPERATIONS

         FOR THE YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO DECEMBER 31, 1996

REVENUES

         The Company generated $3,428,054 in revenues during the fiscal year ended December 31, 1997, of which $1,650,268 resulted from fees in connection with a private placement consummated by the Company's subsidiary, International Capital Growth, Ltd. ("ICG") as placement agent for a publicly held company in the second quarter. Further, in the fourth quarter, the Company earned $401,408 in fees in connection with a private placement consummated by ICG as placement agent. The Company generated $1,331,461 in other private placement fees, $359,914 in consulting fees, $94,170 in interest income and realized a $39,804 gain on settlement of debt. The Company also recognized $448,971 in net losses on its securities portfolio, principally from the decline in value of securities of one company, First American Railways, Inc., held by the Company. The Company generated $22,033 in revenues during the fiscal year ended December 31, 1996, such income consisting solely of interest.

 OPERATING EXPENSES

         Operating expenses for the fiscal year ended December 31, 1997 were $4,429,939, consisting of commissions of $859,844, insurance expenses of $276,153, rent expenses of $259,295, travel and entertainment expenses of $291,059, professional expenses in the United States of $238,763, professional expenses in the United Kingdom of $96,342, and other general and administrative expenses of $2,287,368, approximately 59% of which consisted of management and employee salaries, and the recognition of the equity in the net loss of the Company's unconsolidated subsidiary Capital Growth Europe, Limited ("CGE") of $121,115. Operating expenses for the fiscal year ended December 31, 1996 were $740,649, consisting of general and administrative expenses.

NET LOSS

         As a result of the foregoing, the Company had a net loss of $1,001,885 for the fiscal year ended December 31, 1997. The Company had a net loss of $718,616 for the fiscal year ended December 31, 1996.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 TO
NINE MONTHS ENDED SEPTEMBER 30, 1997

REVENUES

         Total revenues decreased by $3,647,557, to $775,929 during the nine months ended September 30, 1998 from $4,423,486 during the comparable period in 1997. Revenues generated from consulting fees decreased by $54,762 to $294,266 from $349,028 during the comparable period in 1997. Revenues generated from the net realized and unrealized loss on marketable and not readily marketable securities decreased by $3,015,985 to a loss of ($502,211) as compared to a gain of $2,513,774 during the comparable period in 1997. The decrease is primarily due to the decline in the carrying value of the Company's largest portfolio position, common stock of First American Railways, Inc. Revenues generated from private placement fees which consists of cash and securities earned in private placements in which ICG acts as placement agent decreased by $593,056 from $1,501,786 during the nine months ended September 30, 1997 to $908,730 during the comparable period in 1998. Interest income during the nine months ended September 30, 1998 decreased by $53,474 to $20,382 compared to $73,856 for the comparable period in 1997.

OPERATING EXPENSES

         Total operating expenses decreased by $1,268,317, to $1,982,351 as compared to $3,250,668 during the comparable period of 1997. This decrease is due primarily to the reduction in commission expense and the significant steps the Company has taken to reduce its expenses for fiscal 1998 such as eliminating salaried personnel and reducing salaries paid to management. General and administrative expenses decreased by $497,914 to $1,893,875 in 1998 as compared to $2,391,789 during the comparable period in 1997. The equity in the loss of an unconsolidated affiliate and write-down of advances has increased by $61,068 from $0 for the nine months ended September 30, 1997 to $61,068 for the nine months ended September 30, 1998 as a result of the write-off of the Company's investment in CGE.

NET LOSS

         The Company's net income for the nine months ended September 30, 1998 decreased by $1,979,240 to a net loss of ($1,206,422) from a net income of $772,818 during the comparable period in 1997. This decrease resulted primarily from a reduction in placement fees and a loss rather than a gain on the Company's portfolio of securities. During the nine months ended September 30, 1997, the Company purchased a portfolio of securities at below market generating a gain of approximately $1.8 million. During the nine months ended September 30, 1998 the value of the Company's portfolio of securities declined dramatically together with a due diligence expense the Company incurred in connection with an acquisition which was not consummated.

LIQUIDITY AND CAPITAL RESOURCES

         Capital for the Company has been provided by the investments made by the initial stockholder group and through private placements of the Company's securities. In March 1997, the Company raised net proceeds of approximately $900,000 in a private placement of 549,496 shares of its Common Stock. During 1998, the Company raised net proceeds of approximately $2,906,050 in a private placement of 23,248,400 shares. To date approximately $900,000 of the proceeds of that offering have been used for the organization and initial operations of MicroCap1000.com, Ltd. The remainder of the proceeds are being held for additional investment in MicroCap1000.com, Ltd. and for working capital for the Company. In February of 1999 the Company raised net proceeds of approximately $2,325,400 in a private placement of 2,325,400 shares. The proceeds are being held for additional investment in MicroCap1000.com, Ltd. and for working capital for the Company.

         The dividend is due and payable to the holders of record on the day the Board of Directors adopted the resolution to pay such dividend. On July 1, 1997, the Company paid a $.1125 per share dividend to the holders of its Common Stock which dividend totaled $382,332 in the aggregate. The dividend represented payment for the six month period from January 1, 1997 through June 30, 1997 of a two year $.225 annual per share dividend. On each of September 30, 1997, December 31, 1997 and April 2, 1998, the Company paid a $.05625 per share dividend which in each case totaled $191,165 in the aggregate, representing payment of the Common Stock Dividend for the three month periods from July 1, 1997 through September 30, 1997, from October 1, 1997 through December 31, 1997, and from January 1, 1998 through March 31, 1998, respectively. The Company determined not to make the $.05625 per share common stock dividend payments due on June 30, 1998, September 30, 1998 and December 31, 1998. Instead, the company retained the capital for operations.

         In the fourth quarter of 1997 and the throughout 1998, the market price of certain of the Company investments in equity securities declined significantly. The securities with a carrying amount of approximately $2,900,000 at September 30, 1997 declined to approximately $530,399 at September 30, 1998. This was predominantly the result of the decline in the per share bid price of the Company's common stock of First American Railways, Inc., from an average cost of $1.06 per share to a $0.03 per share bid price at September 30, 1998. Subsequently, First American Railways, Inc. filed bankruptcy on October 6, 1998. In addition, in an effort to raise funds for operating expenses, the Company sold a portion of its portfolio securities.

         The Company has no material capital commitments other than annual salaries to its executive officers and employees of approximately $1,237,200 and a letter of credit in the amount of $100,000 to secure future rent payments at the Company's London office. The Company believes that its current cash resources will be adequate to satisfy its operations through the next twelve months.

VARIABILITY OF RESULTS

         The Company anticipates that its future financial results will vary dramatically. This is the result of the start-up nature of MicroCap1000.com, Ltd., the uncertainties associated with revenues from the Company's internet activities as well as the cyclical nature of the investment banking business.

YEAR 2000 COMPLIANCE

         The Year 2000 issue is the result of computer programs and other business systems being written using two digits rather than four to represent the year. Many of the time-sensitive applications and business systems of the Company and its vendors may recognize a date using "00" as the year 1900 rather than the Year 2000, which could result in system failure or disruption of operations. The Year 2000 problem will impact the Company. An assessment of the Year 2000 exposure has been made by the Company and the plans to resolve the related issues are being implemented. The Company believes it will be able to achieve Year 2000 compliance in a timely manner. The Company believes that it will satisfactorily resolve all significant Year 2000 problems and that the related costs will not be material. Estimates of Year 2000 related costs are based on numerous assumptions, including the continued availability of certain resources, the ability to correct all relevant applications and third party remediation plans. There is no guarantee that the estimates will be achieved and actual costs could differ materially from those anticipated.

                                    BUSINESS

GENERAL

         The Company is a multimedia provider of online financial information services to the investment community. The Company's U.S. based web-site www.microcap1000.com focuses on companies with a market capitalization of under $500 million and is designed to be the premiere source for information on the Microcap sector. The Company's first international site will be developed through an alliance with Freeserve Limited, the United Kingdom's largest and fastest growing Internet service provider and a subsidiary of Dixons Group, plc, the United Kingdom's largest electronics retailer. This site will provide information and services within Freeserve's financial channel through a web-site to be called UK-Invest.com.

         The Company historically generated revenues from the activities of its wholly owned subsidiary International Capital Growth, Ltd. which acted as placement agent in private financings and as a financial consultant to various companies. However, over the last six months the Company has shifted its focus predominantly to the online financial information services through its wholly owned subsidiary Microcap 1000.com, Ltd. Microcap 1000.com, Ltd. has not generated any revenues for the Company to date.

INDUSTRY

         The Internet is a global connection of thousands of computer networks interconnected to enable commercial organizations, educational institutions, government agencies and individuals to communicate, access and share information and conduct business electronically or by using their computers. Much of the growth to date in the use of the Internet by businesses and individuals is due to the emergence of the World Wide Web. The World Wide Web is a network medium that includes a wide range of content and activities. Within the World Wide Web there can be found content such as a magazines, news and sports information, radio broadcasts, and corporate, product, financial, educational, research and political information, as well as activities such as customer service, electronic commerce, hotel and airline reservations, banking, games and discussion groups. Electronic documents or "web pages", which may contain textual, audio and video information, are published on the World Wide Web on what is referred to as "web sites". Users of the World Wide Web can view these web sites by using software called web browsers such as Netscape Navigator or Microsoft Internet Explorer. Users specify which electronic documents they wish to view with their web browser by entering a documents unique electronic address.

MARKET OPPORTUNITY

         Increasingly, people are using the Internet to access information and conduct business. The World Wide Web provides the opportunity for Internet content providers to offer information in a manner not typically produced by traditional forms of media. Management believes that a significant opportunity exists for companies providing original, entertaining, informative and compelling content on the Internet. Specifically, management believes that a significant opportunity exists to exploit certain niches of the Internet user community by providing business and finance related content, with complementary technologies such as search/index guides.

         Internet content providers will benefit from the increasing number of Internet users since advertisers will more likely advertise on Web sites that demonstrate a high volume of user traffic and provide advertising programs designed for specific demographic groups. In addition, content providers may be able to charge a subscription fee for users to access certain of their content. Additionally, the Company believes that the growth of the Internet and its adaptation to commercial use presents a significant new opportunity for merchants to reach a wide customer base or for companies to educate potential investors about their businesses and potential investment opportunities.

         In the summer of 1998, management saw that there was a limited amount of information available about Microcap companies, companies with a market capitalization of less than $500 million. Management also saw the impact the Internet was having on the way people gathered information and conducted business. Management believed there were very few, if any, web sites that provided quality information regarding this market sector. Management believed there a significant opportunity existed to exploit this niche of Internet users by providing information on Microcap companies with sophisticated search/index guides and content delivery systems.

MICROCAP1000.COM

         Thus, in October 1998, the Company fully launched its web-site, www.microcap1000.com, which is designed to be the premiere source of information on the Microcap sector. The web site provides comprehensive, internet-based electronic publishing of unique content on the Microcap sector, generated by well-known analysts and money managers, internet investor access for public companies; and broadcasts over the internet through video-streamed netcasts of various financial programs. The web-site currently has approximately 140,000 registered users and was ranked among the top web sites for investors by Barron's, the Dow Jones Business and Financial Weekly, in its November 23, 1998 issue.

         Included on Microcap1000.com is the Microcap1000 Index. The Microcap1000 Index was created based upon proprietary tools and techniques and is designed to contain information on 1000 Microcap companies with the greatest opportunities for growth. Criteria for membership in the index includes, among others:

/bullet/ market capitalization of between $25 and $500 million;
/bullet/ revenue in excess of $25 million;
/bullet/ net income in excess of $2.5 million;
/bullet/ quarter over quarter earnings growth;
/bullet/ liquidity measures; and
/bullet/ management ownership measures.

         The Company's goal with its index is to utilize the index to increase the exposure of the Microcap sector by getting the index quoted with other market barometers such as the Dow Jones Industrial Average, NASDAQ 500 Index and Russell 2000.

         www.microcap1000.com hosts unique financial content on the Microcap sector and Microcap companies. This content is written by well known analysts and money managers known as MC1000 Gurus, as well as the Company's editorial staff. This content includes:

/bullet/ Microcaps on the Move: updated twice daily focussing on the industry's performance

/bullet/ Company News: highlights and performance on selected Microcap companies /bullet/ Ideas and Trends: unique investment opportunities
/bullet/ Interviews: questions and answers with money managers and analysts /bullet/ Sectors/Industries: industry discussion and analyses on featured industry

         In addition to general commentary Microcap1000 is designed to offer investors investment recommendations. As a result, the site offers stock picks from experts on the Microcap sector and a model portfolio. The model portfolio consists of 15 stocks, each of which is out of the Microcap1000 Index, which the experts believe have significant upside potential.

         The Company also produces a live video streamed netcast called the Microcap1000 Roundtable on the Company's web site. The roundtable typically consists of three money managers or analysts offering industry discussion and investment recommendations.

UK-INVEST.COM

         The Company has signed an agreement with Freeserve Limited to be the provider of investor information and services about securities of companies trading on markets in the U.K. Freeserve Limited, a subsidiary of Dixons Group, plc, is the U.K.'s largest electronics retailer. The site is being designed as the "CBS Marketwatch" of the U.K. and is anticipated to offer to its users a number of opportunities for electronic commerce over the Internet including premium pay data and tools packages and the ability to effect brokerage transactions over the Internet.

         The fundamental premise behind developing UK-iNvest.com is that a need exists in the U.K. for such an online information source. This need can be explained as follows:

         1. THE UK PUBLIC HAS AN INCREASING INTEREST IN EQUITY MARKETS. Particularly in recent years with the privatization of the utility industry (and going back about 10 years to privatization in general throughout the UK and the growth of the stock market), the opportunity for and awareness of equity investing has grown.

         2. ACCESS TO INFORMATION ON UK STOCKS IS LIMITED. Unlike in the US, brokerage firms and unit trusts rarely advertise, particularly on TV. Analysts do not appear on financial talk shows touting their recommendations. Thus, there is a great lack of stock information available to the public in a timely manner.

         3. ONLINE MEDIA HAS YET TO MEET AND EXPLOIT THIS NEED. A survey of UK financial Web sites shows that no one is providing comprehensive coverage of both stock market news and opportunities. No one is providing "ideas" and giving visitors an opportunity to research further into these ideas for themselves.

         Further, online investing - online information gathering and commerce, in general - is growing worldwide at explosive proportions. It is only a matter of time before this phenomenon sweeps through the investing households in the UK. Forrester Research, for example, projects "iCommerce" to reach as high as $3.2 trillion in 2003, representing nearly 5% of all global sales. Individuals are trading over the Internet almost 350,000 times a day, up from 250,000 in the third quarter, accounting for 25% of the 1.4 million trades on the New York Stock Exchange and Nasdaq Stock Market say they execute each day, combined. Online trading has jumped 30% this past quarter, according to Charles Schwab Corp. and E-Trade, the two largest online brokerages. Schwab, the first to offer UK customers a fully automated online dealing system, says it expects its system to push up the proportion of online trades to at least a quarter of its total by the end of 2001.

         Pursuant to the terms of the FreeServe Agreement, the Company made certain payments and will grant to FreeServe warrants to purchase shares of common stock. If the Agreement is extended for an additional two-year term (after the initial term of two years), the Company will be required to make additional cash payments.




BUSINESS STRATEGY

         The Company's strategy is be a leading provider of content on the World Wide Web, specifically in the areas of business and finance. The Company's goals is to provide interactive content in this area, and to generate revenues from advertisers and sponsors who wish to access the demographic groups using the Company's Internet sites.

         The Company's revenue model for Microcap1000.com consists of the following three components: (1) a fee paid premium service; (2) advertising fees from both the site and the video streamed presentations, (3) and payments from Microcap companies attempting to reach potential investors to describe why management believes their company is a good investment opportunity. Management believes the same revenue model will be used for U.K.-invest.com., with the additional component of electronic trading revenue; electronic trading has yet to show the dynamic growth in the U.K. as it has in the U.S.

         Management believes possibilities exist to segment certain proprietary content areas on the Company's web site as subscription areas. The Company plans to offer this proprietary content to subscribers for a fee. In connection with the fee paid premium service, the Company's goal is two-fold. The first is to convert a portion of free subscribers to fee paying premium service customers. The second is to attract new subscribers to the premium service as a result of grass roots marketing effort on other sites. The premium service is anticipated to include real time dynamic quotes, portfolio management tools, and proprietary research recommendations. As traffic to the Company's web site increases, the Company will review other opportunities for deriving revenue, such as offering products and services from advertisers and sponsors.

         We are currently building our subscriber base in order to provide an adequate platform for generating advertising fees from both the site and video streamed presentations. Although the Company does not currently have any advertisers or sponsors, the Company expects that ultimately it will derive substantially all of its revenues from the sale of advertising on its web site. Once it has a large subscriber based, the Company will seek to establish advertising relationships with large corporations which wish to have access to the demographic group visiting the Company's web site.

         Development of the subscriber base will also enable us to generate fees from companies that are interested in accessing our subscribers who are potential investors. While there is a lot information available about "blue chip" or other companies with larger market capitalizations, there are not a lot of resources for comprehensive information about Microcap companies. Because of their relatively lower valuation, investors see opportunities in this sector and are looking for information. Companies conducting business in this sector are looking for mediums to educate the investing public about their companies. The Company's web site addresses both of these issues. Management believes that Microcap companies would pay a fee for a forum to educate the investing public about their companies. Accordingly, management intends to explore this an opportunity to generate revenues. However, in order to be able to market the Company's subscriber base to such companies, the Company must spend time developing its products and increasing its subscriber base.

COMPETITION

         We compete with other Internet content providers for the time and attention of consumers and for advertising and subscription revenues. Competition among Internet content providers is intense and is expected to increase significantly in the future. Our Internet site competes against a variety of companies that provide similar content through one or more media, such as print, radio, television and the Internet. To compete successfully, we must develop and deliver popular, original, informative and compelling Internet content to attract Internet users and to support advertising and, in the future, subscription fees. In our niche of business and finance, in addition to competing with numerous newspapers, magazines, television programs and radio broadcasts that cover the same material, we compete with various Internet content providers such as Yahoo Business, Inc; CBS Market Watch; CNN Financial Network, MSN Investor; The Motley Fool; Silicon Investor; and Excite Money & Investing, among others. Many, if not all, of these competitors also offer a wider range of services than we do, which services may be sufficiently attractive to Internet users to attract users to their services and, consequently, dissuade them from accessing Internet site. If we are unable to attract a significant number of Internet users to our Internet site business, we will be harmed.

         The market for Internet content and services is relatively new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new Internet sites at relatively low cost within relatively short time periods. In addition, we compete for the time and attention of Internet users with thousands of non-profit Internet sites operated by, among other persons, individuals, government and educational newspaper publishers, cable television companies and start-up ventures attracted to the Internet market. Accordingly, we expect competition to persist and intensify and the number of competitors to increase significantly in the future. Should we seek in the future to attempt to expand the scope of our Internet site, we will compete with a greater number of Internet sites and other media companies Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for us to anticipate which companies are likely to offer competitive content and services in the future. We cannot assure you that our Internet site will compete successfully.

         We believe that the competitive factors attracting Internet users include the quality of presentation and the relevance, timeliness, dept and breadth of information and services offered by us. With respect to attracting advertisers and advertising agencies, we believe that the competitive factors include, among others, the number of users accessing our Internet site, the demographics of such user base, our ability to deliver focused and compelling advertising and interactivity through our Internet site and the overall cost-effectiveness and value of advertising offered by us. In addition, the success of our business strategy depends on the sale of future Internet advertising at premium prices, based in part on the demographic characteristics of our Internet users. With respect to attracting subscription-based users in the future, we believe that the competitive factors include, among others, the quality, uniqueness and usefulness of the content being provided, the price charged for such content and the cost and accessibility of similar content through the Internet or competing media. Given the intense competition among Internet content providers and other media, we cannot assure you that we will be able to compete successfully with respect to any of these factors.

         Many, if not all, of our current and potential competitors have significantly greater financial, editorial, technical and marketing resources, longer operating histories, greater name recognition, and greater experience that us; and also have established relationships with advertisers and advertising agencies. Many, if not all, of such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive advertising and subscription price policies and devote substantially more resources to developing Internet content than us. We cannot assure you that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not harm our business. In addition, in response to competitive pressures, we may make certain pricing, content and/or marketing decisions or enter into acquisitions or new ventures that could harm our business.

EMPLOYEES

         As of February 8, 1999, the Company had a total of nine full-time employees and one part-time employee. None of the Company's employees are represented by a union and the Company has not experienced any work stoppages. The Company believes its relations with its employees is satisfactory.

DESCRIPTION OF PROPERTIES

         The Company, its subsidiaries and affiliates share or plan to share the use of office space as described below.

         1. Approximately 1764 square feet at 7280 W. Palmetto Park Road, Suite 202, Boca Raton, Florida 33433 for use by the Company, ICG and Microcap1000 pursuant to a monthly tenancy in favor of ICG for monthly rent of $3,783.31 which payments are allocated among the entities;

         2. Approximately 2,040 square feet at 2425 Olympic Boulevard #660E, Santa Monica, California 90404 for use by the Company, ICG and Microcap1000 pursuant to a lease held by ICG expiring on November 30, 2000 for monthly rent of $6,664.40 which payments are allocated among the entities; and

         3. Approximately 325 square feet of office space at 4 Hill Street, London, England W1X 7FU, consisting of one separate office for use by the Company, ICG and Microcap1000 pursuant to a sub-lease held by CGI expiring in October 2111 for monthly rent of $2,467.50 which payments are allocated among the entities. See "Certain Transactions."

LEGAL PROCEEDINGS

         The Company is not a party to any pending legal proceedings and is not aware of any contemplated proceeding by any governmental authority.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

         The officers and directors of the Company are as follows:

NAME                            AGE       POSITION(S)
----                            ---       -----------
Ronald B. Koenig.............    64       Chairman  of  the  Board  of  Directors,  Co-Chief
                                          Executive Officer
Stanley Hollander............    61       Co-Chief Executive Officer and President
Alan L. Jacobs...............    57       Executive Vice President and Director
Michael S. Jacobs............    33       Senior Vice President, Secretary and Treasurer
Jay J. Matulich(3)...........    44       Senior Vice President
N. Bulent Gultekin...........    50       Director

         Each officer and director listed above holds the same respective position(s) with ICG, except that Alan L. Jacobs is also Senior Managing Director of ICG, Stanley Hollander is President and Jay J. Matulich is Vice President of ICG. Stanley Hollander is also a Director of ICG.

         Ronald Koenig and Stanley Hollander are also Directors of MicroCap1000.com, Ltd. a subsidiary of International Capital Growth, Ltd. Jay Matulich is Chairman of MicroCap1000.com, Ltd. and Michael Jacobs is Secretary/Treasurer of MicroCap1000.com, Ltd.

         Each director of the Company listed in the above table holds office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Each officer of the Company listed in the table above serves at the discretion of the Company's Board of Directors.

         There is no family relationship among any of the directors or executive officers of the Company or ICG except that Alan L. Jacobs and Michael S. Jacobs are father and son, respectively.

         Ronald B. Koenig. Mr. Koenig is Chairman of the Board of Directors and Co-Chief Executive Office of the Company. In addition, Mr. Koenig has been Chairman of the Board of Directors, President and Chief Executive Officer of International Capital Growth, Ltd. since March 1996. Since August, 1998 he has been a Director of MicroCap1000.com, Ltd. He has served as Chairman of the Board, Chief Executive Officer and a Director of Emerging Growth Acquisition Corporation I, a publicly-held corporation, since July 1996. Mr. Koenig has been Chairman, from October 1994 to July 1995, and co-founder of U.S. Sachem Financial Consultants, L.P. and, since July 1995, of its successor Capital Growth International, L.L.C. From 1989 to 1993, Mr. Koenig was a Senior Managing Director and department head of corporate finance at Gruntal & Co., Incorporated. From 1974 to 1985, Mr. Koenig was a Managing Director, and from 1985 to 1989, Chairman of the Board, of Ladenburg Thalmann & Co., Inc. From 1972 to 1974, he served as Vice President, Institutional Sales at Jas. H. Oliphant & Co., an institutional research boutique. From 1968 to 1972, he held a position in sales with Leif Werle & Co., an NYSE specialist firm. Mr. Koenig was educated at the University of Pennsylvania (The Wharton School) and holds a B.S. in economics. Mr. Koenig presently serves on The Wharton School Undergraduate Executive Board and is on the business advisory board to Sterling National Bank & Trust Company of New York.

         Stanley Hollander. Mr. Hollander is President and Co-Chief Executive Officer of the Company. In addition, Mr. Hollander has served as Senior Vice President and a Director of the Company since March 1997 and President and a Director of International Capital Growth, Ltd. since March 1996. Since August, 1998 he has been a Director of MicroCap1000.com, Ltd. He has served as President and a Director of Emerging Growth Acquisition Corporation I, a publicly-held corporation, since July 1996. Since 1993, Mr. Hollander has served as President, Chief Executive Officer and co-founder of U.S. Sachem Financial Consultants, L.P. and, since July, 1995, its successor Capital Growth International, L.L.C. From December 1995 to present, Mr. Hollander has been a Director of Capital Media Group, Ltd., a publicly-held company. From 1989 to 1993 he served as a Managing Director and joint head of corporate finance at Gruntal & Co., Incorporated. From 1985 to 1989 he served as a Managing Director of Investment Banking at Ladenburg Thalmann & Co., Inc. From 1979 to 1985 he was co-owner and Vice President of Zemex Electronics-Stanlee, distributors of consumer electronics. From 1959 to 1979, Mr. Hollander was president of All Brand Appliances Brandmart, distributors of consumer electronics. Mr. Hollander was educated at the University of Alabama.

         Alan L. Jacobs. Mr. Jacobs has served as Executive Vice President and a Director of the Company since March 1997. Since March 1996, Mr. Jacobs has served as Senior Managing Director, Executive Vice President and a Director of International Capital Growth, Ltd. and, since January 1995, of Capital Growth International, L.L.C. He has served as Chief Operating Officer and a Director of Emerging Growth Acquisition Corporation I, a publicly-held corporation, since July 1996 . From February 1995 to October 1997 and from July 1993 to September 1994, Mr. Jacobs served as a Director of Boca Raton Capital Corporation, a publicly-held Florida corporation ("BRCC"). He was Chairman of the Board of Directors of BRCC from November 1993 to September 1994 and Chief Executive Officer of BRCC from November 1993 to October 1997 . From January 1992 to December 1995, Mr. Jacobs served as Associate Director of Investment Banking at Josephthal Lyon & Ross Incorporated. From May 1985 to December 1991, Mr. Jacobs served as Managing Director of Investment Banking with Ladenburg Thalmann & Co., Inc., an investment banking firm. Mr. Jacobs earned an A.B. in liberal arts in 1963 from Franklin & Marshall College and a J.D. from Columbia Law School in 1966.

         Michael S. Jacobs. Mr. Jacobs has served as Senior Vice President, Secretary and Treasurer of the Company since March 1997 and of International Capital Growth, Ltd. since March 1996. Since August 1998 he has served as Treasurer for MicroCap1000.com, Ltd. He has served as Chief Financial Officer and Treasurer of Emerging Growth Acquisition Corporation I, a publicly-held corporation, since July 1996. Since February 1995, Mr. Jacobs has been a Senior Vice President of U.S. Sachem Financial Consultants, L.P. and, since July 1995, its successor Capital Growth International, L.L.C. From 1993 to 1995 he was a Vice President of Investment Banking at Josephthal Lyon & Ross Incorporated, and from 1990 to 1993, Mr. Jacobs was an associate in corporate finance at Gruntal & Co., Incorporated. From 1989 to 1990, Mr. Jacobs was a financial analyst at Ladenburg Thalmann & Co., Inc. Educated at New York University's Stern School of Business and Emory University, he holds an M.B.A. in finance and a B.B.A. degree.

         Jay J. Matulich. Mr. Matulich has served as Senior Vice President of the Company since March

1997 and Vice President of International Capital Growth, Ltd. since March 1996. Since August, 1998 he has served as Chairman of MicroCap1000.com, Ltd. He has served as Secretary of Emerging Growth Acquisition Corporation I, a publicly-held corporation, since July 1996. Since October 1994, Mr. Matulich has been a Senior Vice President of U.S. Sachem Financial Consultants, L.P. and, since July 1995, of its successor Capital Growth International, L.L.C. Since April 1995, Mr. Matulich has served as a Director of Waste Systems International, Inc., a publicly-held company. From March 1996 to June 1996, Mr. Matulich served as Chairman of BioSafe International, Inc. From May 1990 to October 1994, Mr. Matulich was a Vice President of Gruntal & Co., Incorporated. From 1989 to May 1990, Mr. Matulich served as an associate in the Shansby Group, a San Francisco-based leveraged buy-out firm. From 1986 to 1989, Mr. Matulich was a Senior Manager at Arthur Young & Co., accountants in the merger and acquisitions group. Educated at Brigham Young University, Mr. Matulich has a B.A. degree.

         N. Bulent Gultekin. Mr. Gultekin has been a Director of the Company since March 1997 and of International Capital Growth, Ltd. since March 1996. Since 1981, Mr. Gultekin has been an Associate Professor of Finance at The Wharton School of the University of Pennsylvania. From 1993 to 1994, he served as the Governor of the Central Bank of the Republic of Turkey. From 1989 to 1991, Mr. Gultekin served as Chief Advisor to Prime Minister Mesut Yilmaz of the Republic of Turkey. From 1990 to 1992, Mr. Gultekin was a director of The Bell Atlantic Mutual Funds. Mr. Gultekin earned a BSC in 1965 and an MBA in 1973 from Turkish universities and a Ph.D. in finance and statistics in 1976 from The Wharton School of the University of Pennsylvania.

SIGNIFICANT CONSULTANTS

         In August, 1998 we entered into a consulting agreement with John Flanders and CyberJunction.com Online, Inc. to develop our website, www.microcap1000.com. The agreement provides CyberJunction will be paid $169,399 cash in addition to 500,000 stock options exercisable at $.375. $155,000 of such amount has been paid to date. We anticipate entering into a new agreement with Mr. Flanders pursuant to which he will spend his full time with the Company and be compensated at the annual rate of $150,000.

         From 1991 through 1992 Mr. Flanders was COO of Flanders, Brunetti and Flanders Investment Management, Inc. For the period 1992 through 1995 Mr. Flanders was Director of Sales for THOR24. During the period 1995 through 1996 he was Senior Manager of Marketing and Business Development at NETCOM Online Communications Services and during the period 1996 through 1997 he was Senior Manager of Strategic Market Development at Orbit Network. Subsequently, Mr. Flanders was Vice President of Sales and Marketing at eMerging Media, Inc. and has since co-founded and become CEO of CyberJunction.com Online.

         Richard Hefter has acted as contributing editor for www.microcap1000.com through his Company, Write Creations. During 1998, Mr. Hefter was paid a total of $59,000 and issued warrants to purchase 100,000 shares of the Company's Common Stock exercisable at $.375. In January 1999 the Company re-structured its relationship with Mr. Hefter such that he will be paid monthly at an annual rate of $160,000 and he was granted options to purchase 475,000 shares of Common Stock exercisable at $1.18.

         From 1994 to 1998 Mr. Hefter was a faculty member in English at Northwestern University and associate director of communications in Northwestern's Office of Development. Prior to that he as a public relations writer for the Office of Health Science Relations at the University of Iowa. From 1990 to 1992 Mr. Hefter was literary editor of New City Newspaper. During the period 1988 through 1990 he was senior editor of INSIDE CHICAGO. He holds a Bachelor of Arts degree in English from Stanford University and a Master of Fine Arts degree in creative writing from the University of Iowa Writers' Workshop.

INDEMNIFICATION

         The Company's Certificate of Incorporation provides for indemnification rights of officers, directors, and others and limits the personal liability of directors for monetary damages to the extent permitted by Delaware Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted for directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See "Description of Securities--Delaware Law and Certain Charter Provisions."

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by ICG for services rendered in all capacities to certain officers of ICG for the periods indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                                       LONG TERM
                                                                                                     COMPENSATION
                                                                                ANNUAL                SECURITIES
                                                                             COMPENSATION             UNDERLYING
NAME AND POSITION                            FISCAL YEAR ENDED                  SALARY                  OPTIONS
----------------------------------    --------------------------------    --------------------    --------------------
Ronald B. Koenig
President, Chief Executive
Officer and Director                         December 1996(2)                 $ 48,076                  -----
                                             December 1997(3)                 $250,000                  -----
                                             December 1998(4)                 $200,000              1,420,000(6)

Stanley Hollander
Vice President and Director                  December 1996(2)                 $ 48,076                  -----
                                             December 1997(3)                 $263,000                  -----
                                             December 1998(4)                 $196,000              1,420,000(6)

Alan Jacobs
Executive Vice President, Senior
Managing Director and Director               December 1996(2)                 $ 43,269                  -----
                                             December 1997(3)                 $225,000                  -----
                                             December 1998(5)                 $ 17,306                480,000(6)

Michael Jacobs
Senior Vice President, Secretary
and Treasurer                                December 1996(2)                 $ 32,588                  -----
                                             December 1997(3)                 $150,000                250,000(1)
                                             December 1998(4)                 $150,000                900,000(6)

Jay J. Matulich
Vice President                               December 1996(2)                 $ 24,038                  -----
                                             December 1997(3)                 $125,000                250,000(1)
                                             December 1998(4)                 $131,000                900,000(6)

------------
(1) Represents shares of Class B Common Stock underlying stock options granted under the 1997 Stock Option Plan which plan and options were terminated December 31, 1998.

(2) Covers the period from February 26, 1996, ICG's inception, through December 31, 1996, the Company's fiscal year for such period.

(3) Covers the period from January 1, 1997 through December 31, 1997, the Company's fiscal year for such period.

(4) Covers the period from January 1, 1998 through December 31, 1998, the Company's fiscal year for such period.

(5) Covers the period from January 1, 1998 through January 31, 1998 prior to Mr. Jacob's temporary leave of absence commenced.

(6) Represents shares of Common Stock underlying stock options granted under the 1998 Stock Option Plan.


         The Company through MicroCap1000 currently pays annual salaries to Messrs. Koenig, Hollander, A. Jacobs, M. Jacobs and Matulich of $224,000, $315,000, $180,000, $150,000 and $150,000 respectively. Alan L. Jacobs, the
Company's and ICG's Executive Vice President, had taken a temporary leave of absence from his full-time employee responsibilities with such entities. During that leave of absence, Mr. Jacobs continued in such capacities on a part-time basis and as director. Mr. Jacobs was Senior Advisor to and was being compensated by First American Railways, Inc., a client of ICG. Mr. Jacobs did not receive any salary from the Company or ICG while on leave of absence but received, during that time, 25% of the net profit on any financing transaction introduced by Mr. Jacobs. Mr. Jacobs has rejoined the Company. Other than as set forth above, none of the Company's executive officers or directors received any salary or wages or other compensation from the Company during the last three completed fiscal years.

              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1997
                             (INDIVIDUAL GRANTS)(1)

                              NUMBER OF SHARES
                                 OF CLASS B          PERCENT OF TOTAL       EXERCISE
                                 COMMON STOCK       OPTIONS GRANTED IN       PRICE          EXPIRATION
NAME                        UNDERLYING OPTIONS(1)       FISCAL YEAR        PER SHARE           DATE
-----------------           ---------------------   ------------------     ---------    -----------------
Michael S. Jacobs                  250,000                 31.8%            $2.00       November 20, 2006

Jay J. Matulich                    250,000                 31.8%            $2.00       November 20, 2006

------------
(1) Consists of shares of Class B Common Stock underlying options granted under the Stock Option Plan. The plan and options granted pursuant thereto were terminated effective December 31, 1998.

                    AGGREGATED OPTION EXERCISE IN FISCAL YEAR
                             ENDED DECEMBER 31, 1997
                     AND OPTION VALUES AT DECEMBER 31, 1997

                                            NUMBER OF SHARES OF CLASS B
                                                    COMMON STOCK
                                           UNDERLYING UNEXERCISED OPTIONS
                                              AT DECEMBER 31, 1997(1)                        VALUE OF UNEXERCISED
                                -----------------------------------------------------       IN-THE-MONEY OPTIONS AT
           NAME                       EXERCISABLE                 UNEXERCISABLE                DECEMBER 31, 1997
---------------------------     ------------------------     ------------------------       -----------------------
Michael S. Jacobs..........             83,333                       166,667                         None
Jay J. Matulich............             83,333                       166,667                         None

------------
(1) Consists of shares of Class B Common Stock underlying options granted under the Stock Option Plan. The plan and options granted pursuant thereto were terminated effective December 31, 1998.

Stock Option Plan

         1997 STOCK OPTION PLAN. The Company previously had established the Company's 1997 Stock Option Plan (the "Stock Option Plan"). However, this plan was subsequently terminated. All of the options granted pursuant to such plan either expired or were terminated effective December 31, 1998 with the consent of the holder.

         1998 STOCK OPTION PLAN. Effective August 15, 1998, the Board of Directors and a majority of the Company's stockholders adopted the 1998 Stock Option. The Company believes such a plan is desirable in order to attract and retain executive officers, other key employees and directors and to further the growth and profitability of the Company. Under the Stock Option Plan, options to purchase an aggregate of not more than 10,000,000 shares of common stock may be granted from time to time to key employees (including officers), consultants and directors of the Company. Options shall be designated as Incentive Stock Options ("ISOs") or Nonqualified Stock Options ("NQSOs").

         The Stock Option Plan is anticipated to be administered by Mr. Bulent Gultekin, an outside director of the Company. Upon the election of an additional outside director, such person would be asked to join a committee with Mr. Gultekin to administer the Stock Option Plan. Mr. Gultekin is, and upon such appointment, the committee would be generally empowered to interpret the Stock Option Plan; to prescribe rules and regulations relating thereto; to determine the terms of the option agreements; to amend the option agreements with the consent of the optionee; to determine the key employees and directors to whom options are to be granted; and to determine the number of shares subject to each option and the exercise price thereof. The per share exercise price of options granted under the Stock Option Plan will be not less than 100% (110% for ISOs if the optionee owns more than 10% of the common stock) of the fair market value per share of common stock on the date the options are granted.

         Options will be exercisable for a term that will not be greater than ten years from the date of grant (five years from the date of grant of an ISO if the optionee owns more than 10% of the common stock). In the event of the termination of such relationship between the option holder and the Company for cause (as defined in the Stock Option Plan), all options granted to that option holder terminate immediately. Options may be exercised during the option holder's lifetime only by the option holder, his or her guardian or legal representative.

         Options granted pursuant to the Stock Option Plan which are ISOs are intended to enjoy the attendant tax benefits provided under Sections 421 and 422 of the Code. Accordingly, the Stock Option Plan provides that the aggregate fair market value (determined at the time an ISO is granted) of the common stock subject to ISOs exercisable for the first time by an option holder during any calendar year (under all plans of the company) may not exceed $100,000.

         The Board may modify, suspend or terminate the Stock Option Plan; provided, however, that certain material modifications affecting the Stock Option Plan must be approved by the stockholders, and any change in the Stock Option Plan that may adversely affect an option holder's rights under an option previously granted under the Stock Option Plan requires the consent of the option holder.

         Existing Stock Options. Under the Stock Option Plan, the Company has outstanding ISOs to employees, consultants 7,025,000 and/or directors of the Company at the time of such grants, to purchase an aggregate of shares of common stock. Some of these ISOs vest immediately; others vest over a period of time. The options are exercisable at prices ranging from $.25 to $1.25 per shares and are exercisable over a period of five years from the original date of grant.

              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1998
                             (INDIVIDUAL GRANTS)(1)

                                       NUMBER OF SHARES OF       % OF TOTAL        EXERCISE
                                          COMMON STOCK        OPTIONS GRANTED        PRICE         EXPIRATION
NAME                                   UNDERLYING OPTIONS      IN FISCAL YEAR      PER SHARE          DATE
-----------------                      -------------------    ---------------      ---------       ----------
Ronald Koenig                              1,420,000                18%              $.375          10/20/03
Stanley Hollander                          1,420,000                18%              $.375          10/20/03
Alan L. Jacobs                               480,000                 6%              $.375          10/20/03
Michael S. Jacobs                            650,000                 8%              $.375          10/20/03
Michael S. Jacobs                            250,000                 3%              $.25            8/20/03
Jay J. Matulich                              650,000                 8%              $.375          10/20/03
Jay J. Matulich                              250,000                 3%              $.25            8/20/03
Bulent Gultekin                               40,000               .05%              $.375          10/20/03

------------
(1) Consists of shares of Common Stock underlying options granted under the 1998 Stock Option Plan.

                    AGGREGATED OPTION EXERCISE IN FISCAL YEAR
                             ENDED DECEMBER 31, 1998
                     AND OPTION VALUES AT DECEMBER 31, 1998

                                                NUMBER COMMON STOCK
                                           UNDERLYING UNEXERCISED OPTIONS
                                              AT DECEMBER 31, 1998(1)                        VALUE OF UNEXERCISED
                                -----------------------------------------------------       IN-THE-MONEY OPTIONS AT
      NAME                            EXERCISABLE                 UNEXERCISABLE                DECEMBER 31, 1998(2)
-----------------               ------------------------     ------------------------       -----------------------
Ronald Koenig                           284,000                     1,136,000                       248,500
Stanley Hollander                       284,000                     1,136,000                       248,500
Alan L. Jacobs                           96,000                       384,000                        84,000
Michael S. Jacobs                       130,000                       520,000                       113,750
Michael S. Jacobs                        50,000                       200,000                        50,000
Jay J. Matulich                         130,000                       520,000                       113,750
Jay J. Matulich                          50,000                       200,000                        50,000
Bulent Gultekin                           8,000                        32,000                         7,000

---------------
(1) Consists of shares of Common Stock underlying options granted under the 1998 Stock Option Plan.

(2)      Based on fair market at December 31, 1998 at $1.25 per share.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of the Company's capital stock as of February 11, 1999, by
(i) any person who is known to the Company to be the beneficial owner of more than five percent of the capital stock of the Company; (ii) each director of the Company; (iii) the Company's chief executive officer during the last completed fiscal year; (iv) each officer of the Company; and (v) all current directors and officers of the Company as a group. Except as noted below, each person has sole voting and investment power with respect to all shares of capital stock of the Company listed as owned by such person.

                                                                   NUMBER OF SHARES        PERCENT OF CLASS
NAME OF BENEFICIAL OWNER(1)                                       BENEFICIALLY OWNED        OUTSTANDING(2)
---------------------------                                       ------------------       ----------------
Ronald B. Koenig                                                      3,356,270(4)              6.23%
Stanley Hollander                                                     3,281,270(5)(3)           6.09%
Alan L. Jacobs                                                        2,711,626(8)              5.03%
Hollander Family Partnership LP                                       3,281,270(5)(3)           6.09%
Michael S. Jacobs                                                       927,000(6)              1.72%
Jay J. Matulich                                                         916,000(7)              1.70%
N. Bulent Gultekin                                                        8,000(9)              .014%

All directors and executive officers
as a group (6 persons)(7)(10)                                        11,200,166(7)(10)          20.7%

5% OR GREATER HOLDERS

Giant Trading Inc.                                                    2,720,000                 5.05%

------------
(1) Each beneficial owner for which an address is not listed has an address c/o MicroCap Financial Services.com, Ltd., 7280 W. Palmetto Park Road, Suite 202, Boca Raton, FL 33433.

(2)      Based on a total of 46,938,296 shares of Common Stock outstanding.

(3) Stanley Hollander, President and Co-Chief Executive Officer of the Company, may be deemed to be the beneficial owner of the shares of the Company held by Hollander Family Partnership LP. Other than such holdings, Mr.

         Hollander owns no capital stock of the Company.

(4) Consists of 3,072,270 shares of Common Stock and options exercisable to purchase 284,000 shares of Common Stock which are currently vested. Mr. Koenig holds options to purchase a total of 1,420,000 of Common Stock which vest at the rate of 20% of the total grant immediately and 40% at each of the first two anniversaries of the date of the grant, December 31, 1998.

(5) Consists of 3,072,270 shares of Common Stock and options exercisable to purchase 284,000 shares of Common Stock which are currently vested. Mr. Hollander holds options to purchase a total of 1,420,000 of Common Stock which vest at the rate of 20% of the total grant immediately and 40% at each of the first two anniversaries of the date of the grant, December 31, 1998.

(6) Consists of 747,000 shares of Common Stock and options exercisable to purchase 180,000 shares of Common Stock that are currently vested. Mr. Jacobs holds options to purchase a total of 900,000 shares of Common Stock which vest at the rate of 20% of the total grant immediately and 40% at each of the first two anniversaries of the date of the grant, December 31, 1998.

(7) Consists of 736,000 shares of Common Stock and options exercisable to purchase 180,000 shares of Common Stock that are currently vested. Mr. Matulich holds options to purchase a total of 900,000 shares of Common Stock which vest at the rate of 20% of the total grant immediately and 40% at each of the first two anniversaries of the date of the grant, December 31, 1998.

(8) Consists of 2,615,626 shares of Common Stock and options exercisable to purchase 96,000 shares of Common Stock that are currently vested. Mr. Jacobs holds options to purchase a total of 480,000 shares of Common Stock which vest at the rate of 20% of the total grant immediately and 40% at each of the first two anniversaries of the date of the grant, December 31, 1998.

(9) Consists of stock options exercisable to purchase 8,000 shares of Common Stock that are currently vested. Mr. Gultekin holds options to purchase a total of 40,000 shares of Common Stock which vest at the rate of 20% of the total grant immediately and 40% at each of the first two anniversaries of the date of the grant, December 31, 1998.

(10) Consists of 10,177,166 shares of Common Stock and stock options exercisable to purchase shares of Common Stock.

                              CERTAIN TRANSACTIONS

         The Company requires that all material transactions with affiliates be made on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties. Such transactions are approved by a majority of the Company's independent directors.

         On March 14, 1997, the Company issued an aggregate of 2,906 additional shares of Common Stock to certain stockholders and former officers of the Company in exchange for the release by such individuals of obligations owed to them from the Company in the aggregate of $46,343, thereby converting such debt into equity. Such shares were valued at their fair value of $6,539 ($2.25 per share) and the Company, in connection with such issuance, recorded a gain of $39,804.

         On March 26, 1997, the Company loaned $200,000 to an entity controlled by Messrs. Ronald B. Koenig and Stanley Hollander, two of the Company's Directors. The note, which was due on March 26, 1998 and carried interest at the rate of 6% per annum. Such note, when issued, was approved by a majority of the independent members of the Board of Directors of the Company. The note was repaid on April 9, 1998.

         On March 27, 1997, the Company completed a private offering (the "Private Offering") of its Common Stock at $2.25 per share pursuant to Regulation D and Regulation S, each as promulgated under the Securities Act. The Private Offering, which yielded gross proceeds to the Company of $1,236,366, was offered and sold through Capital Growth International LLC ("CGI"), as placement agent, which was paid $74,181.96 in commissions in connection therewith, $39,074.76 of which was used to compensate certain sub-placement agents. CGI is an affiliate of the Company and ICG. Several of the officers and directors of the Company and ICG are also officers and directors of CGI. Additionally, the beneficial holders of 100% of the membership interests in CGI beneficially held 47.44% of the outstanding capital stock of the Company, which holds 100% of the outstanding capital stock of ICG. Messrs. Ronald B. Koenig, Chairman of the Board of Directors, President and Chief Executive Officer of the Company and ICG, and Stanley Hollander, Senior Vice President and a Director of the Company and Vice President and a Director of ICG, each own a 50% interest in Sachem Financial Consultants, L.P., which held a 60% membership interest in CGI. Messrs. Koenig and Hollander beneficially own 15.49% and 15.12% of the outstanding capital stock of the Company, respectively. Mr. Emanuel Arbib, a former Director of the Company and ICG, may be deemed to beneficially own a 30% membership interest in CGI and 16.83% of the outstanding capital stock of the Company.

         Effective January 1, 1997, CGI assigned to ICG all rights and obligations in connection with two Financial Advisory and Consulting Agreements (the "Consulting Agreements") each of which are between CGI and a separate publicly-held company. The Consulting Agreements, which were entered into in connection with CGI's investment banking business, were assigned to ICG for no consideration. One Consulting Agreement, which expires on July 30, 1998, currently provides for monthly payments to ICG of $2,500 and compensation rights in favor of ICG if certain business transactions introduced by ICG to such public company are consummated. The other Consulting Agreement currently grants to ICG a right of first refusal, exercisable until April 26, 1998, to offer securities of such public company and provides for certain compensation rights in favor of ICG if certain business transactions introduced by ICG to such public company ard consummated.

         During the fiscal year ended December 31, 1997, the Company paid consulting fees of $99,000 to Helix Investments Limited, a stockholder of CGH, in connection with the organization of road show presentations in London, England relating to an offering made pursuant to Regulation S as promulgated under the Securities Act for which ICG acted as placement agent.

         On May 19, 1998, ICG sold to John Booth, who resigned as a director of the Company as of June 1, 1998, ICG's 50% interest in Capital Growth Europe for approximately $4,000, which price represented approximately 50% of the value of Capital Growth Europe's cash accounts. Such transaction was approved by a majority of the Company's disinterested directors.

         On December 31, 1998 the Company granted 100,000 shares of Common Stock to its former CEO of MicroCap1000.com, Ltd. upon termination.

                              SELLING STOCKHOLDERS

         The shares of Common Stock offered hereby are owned by the Selling Stockholders. The following table sets forth certain information with respect to the ownership of the Common Stock by each Selling Stockholder as of February 11, 1999.

                                               BENEFICIAL OWNERSHIP
                                          COMMON STOCK PRIOR TO OWNERSHIP
                                       -----------------------------------------      NUMBER OF SHARES     OWNERSHIP OF COMMON
     NAME OF SELLING STOCKHOLDER           SHARES(1)               PERCENTAGE(1)        TO BE REGISTERED    STOCK AFTER OFFERING
--------------------------------       ----------------      -------------------      ------------------   ---------------------
Giant Trading Inc.                         2,520,000                   5.37%               2,520,000             0

Freeserve Limited                          2,000,000                   4.26%               2,000,000             0

Robert S. London                           1,900,000                   4.04%               1,900,000             0

Rosebud Capital Growth Fund Limited        1,800,000                   3.83%               1,800,000             0

Rush & Co.                                 1,760,000                   3.75%               1,760,000             0

Alan Gaines                                1,600,000                   3.41%               1,600,000             0

Fontenelle LLC                             1,600,000                   3.41%               1,600,000             0

Cameo Trust Corporation                    1,280,000                   2.73%               1,280,000             0

Archdream Limited                          1,220,400                   2.60%               1,220,400             0

Cass & Co. Magnum US Equity Fund           1,200,000                   2.56%               1,200,000             0

Cass & Co. Magnum Capital Growth Fund      1,120,000                   2.39%               1,120,000             0

Bradley Properties SA                      1,000,000                   2.13%               1,000,000             0

Salahi Ozturk                                900,000                   1.91%                 900,000             0

Interactive Marketing, Inc.                  840,000                   1.78%                 840,000             0

Cass & Co. Magnum Edge Fund                  800,000                   1.70%                 800,000             0

                                               BENEFICIAL OWNERSHIP
                                          COMMON STOCK PRIOR TO OWNERSHIP
                                       -----------------------------------------      NUMBER OF SHARES     OWNERSHIP OF COMMON
     NAME OF SELLING STOCKHOLDER           SHARES(1)               PERCENTAGE(1)        TO BE REGISTERED    STOCK AFTER OFFERING
--------------------------------       ----------------      -------------------      ------------------   ---------------------
Cass & Co. Magnum Turbo Growth Fund          800,000                   1.70%                 800,000

Banca Del Gottardo                           683,800                   1.46%                 683,800

Cass & Co. Magnum Opportunity Fund           640,000                   1.36%                 640,000

Joseph A. Bauer                              600,000                   1.28%                 600,000             0

Cass & Co. Magnum Tech Fund                  520,000                   1.11%                 520,000

Unity Venture Capital Associates, Ltd.       500,000                   1.07%                 500,000

Irv Freiberg(2)                              425,000                     *                   425,000

Robert B. Prag                               400,000                     *                   400,000

Cass & Co. Magnum Global Equity Fund         400,000                     *                   400,000

Magnum Growth Fund LP                        240,000                     *                   240,000

Twice International S.A.                     220,000                     *                   220,000

Vane Clayton                                 200,000                     *                   200,000

Gloria Stasior                               200,000                     *                   200,000

Paul T. Mannion, Jr.                         200,000                     *                   200,000

Richard A. Kunin MD Profit Sharing Plan      200,000                     *                   200,000

Marvin Shiller                               200,000                     *                   200,000

Frank J. Nigro, III                          200,000                     *                   200,000

Napier Brown Holdings                        187,500                     *                   187,500

                                               BENEFICIAL OWNERSHIP
                                          COMMON STOCK PRIOR TO OWNERSHIP
                                       -----------------------------------------      NUMBER OF SHARES     OWNERSHIP OF COMMON
     NAME OF SELLING STOCKHOLDER           SHARES(1)               PERCENTAGE(1)        TO BE REGISTERED    STOCK AFTER OFFERING
--------------------------------       ----------------      -------------------      ------------------   ---------------------
Wellness and Prevention Marketing LLC        160,000                     *                   160,000             0

American Financial Communications            160,000                     *                   160,000             0

SF Consulting Co                             160,000                     *                   160,000             0

Joseph Matulich & Lillian Matulich           160,000                     *                   160,000             0

Magnum Low Volatility Fund LP                160,000                     *                   160,000             0

Mark L. Friedman                             125,000                     *                   125,000             0

David Greenberg IRA Rollover                 120,000                     *                   120,000             0

S. Greenberg Sep. Prop. Trust                120,000                     *                   120,000             0

Matthew Stasior                              100,000                     *                   100,000             0

Harvey R. Brice                              100,000                     *                   100,000             0

Gary Fischoff(2)                             100,000                     *                   100,000             0

Corner Bank, Ltd.                             75,000                     *                    75,000             0

Richard Golob                                 40,000                     *                    40,000             0

David Christensen                             40,000                     *                    40,000             0

Alan Mandel                                   30,000                     *                    30,000             0

James C. Gale                                 30,000                     *                    30,000             0

Edgar Astaire                                 25,000                     *                    25,000             0

Leonard Block                                 25,000                     *                    25,000             0

                                               BENEFICIAL OWNERSHIP
                                          COMMON STOCK PRIOR TO OWNERSHIP
                                       -----------------------------------------      NUMBER OF SHARES     OWNERSHIP OF COMMON
     NAME OF SELLING STOCKHOLDER           SHARES(1)               PERCENTAGE(1)        TO BE REGISTERED    STOCK AFTER OFFERING
--------------------------------       ----------------      -------------------      ------------------   ---------------------
Chad L. Kiefer                                24,000                     *                    24,000             0

Evert A. Bruckner Family Trust UA             24,000                     *                    24,000             0
dtd Dec. 10, 1993

Christopher M. Stevens                        16,000                     *                    16,000             0

Luke Bruckner                                 16,000                     *                    16,000             0

Edward Haymes                                 12,500                     *                    12,500             0

Lynn-Rose Saltzman                            10,000                     *                    10,000             0

Michael Crowl                                  9,600                     *                     9,600             0

------------
*        Less than 1%

(1) Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the Common Stock indicated as beneficially owned thereby.

(2) These share amounts include up to an aggregate of 250,000 shares which may be issued to certain Selling Stockholders upon the exercise of the Consultant Warrants.

(3) In accordance with Rule 13d-2 of the Exchange Act, shares that are not outstanding, but that are issuable pursuant to the exercise of outstanding Warrants, all of which are exercisable within 60 days of the date of this Prospectus, have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the individual having such right, but have not been deemed outstanding for the purpose of computing the percentage for any other person. See "Description of Securities."

(4) With respect to the Selling Stockholders, it has been assumed that all their shares so offered will be sold.

                            DESCRIPTION OF SECURITIES

CAPITAL STOCK OF MICROCAP FINANCIAL SERVICES.COM, INC.

         We have 145,000,000 shares of authorized capital stock, consisting of 100,000,000 shares of common stock, par value $.001 per share ("Common Stock"), 25,000,000 shares of Class B common stock, par value $.001 per share ("Class B Common Stock") and 20,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock").

         COMMON STOCK. Each holder of Common Stock is entitled to one vote for each share held of record on all matters to be voted on by stockholders. The holders of Common Stock vote in one class. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to a $38,000 arrearage on the Company's converted Series A and Series B Preferred Stock and any preferences that may be applicable to any future issuances of preferred stock, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for any class of stock that may be granted in the future having preference over Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable. The approval of holders of a majority of the outstanding shares of Common Stock is required to vary the rights of the Common Stock.

         PREFERRED STOCK. The Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors may declare by resolution. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. The potential exists, therefore, that additional shares of Preferred Stock might be issued which would grant dividend preferences and liquidation preferences to preferred stockholders over common stockholders in addition to those already in existence with respect to the Designated Preferred Stock. Unless the nature of a particular transaction and applicable statute require such approval, the Board of Directors has the authority to issue shares of Preferred Stock without stockholder approval. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control without any further action by stockholders.

         REDEEMABLE WARRANTS. The Company currently has 1,637,484 Redeemable Warrants issued and outstanding. The following is a brief summary of certain provisions of the Redeemable Warrants.

         Each Redeemable Warrant entitles the registered holder to purchase one share of Common Stock at an initial exercise price of $4.00 per share (subject to adjustment for stock splits, combinations and reclassifications) at any time prior to redemption from October 3, 1996, October 15, 1996, March 20, 1997, and March 27, 1997 until October 3, 1999, October 15, 1999, March 20, 2000 and March 27, 2000, respectively, as the case may be. Redeemable Warrants may be redeemed by the Company at $.05 per

Redeemable Warrant on 30 days' notice, provided that (i) certain securities are registered under the Securities Act and applicable state blue sky laws, (ii) a current Prospectus is then available for the sale of such securities, and (iii) the closing bid price for the Common Stock as reported by Nasdaq, the OTC Bulletin Board, or such other market on which the Common Stock is then traded equals or exceeds $6.00 for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

         The Redeemable Warrants are not exercisable or redeemable unless, at the time of the exercise or redemption, the Company has a current Prospectus covering the shares of Common Stock issuable upon the exercise of such warrants, or such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of such warrants. Moreover, if the shares of Common Stock underlying the Redeemable Warrant are not registered or qualified for sale in the state in which a warrant holder resides, such holder might not be permitted to exercise the Redeemable Warrants.

         If the Company has a current Prospectus covering the shares of Common Stock issuable upon exercise of the Redeemable Warrants, or such shares have been registered, qualified or deemed exempt under Federal and applicable State securities laws, each Redeemable Warrant may be exercised by surrendering the warrant certificate, with the subscription form attached to the warrant certificate properly completed and executed, together with payment of the exercise price to the warrant agent. The Redeemable Warrants may be exercised in whole or from time to time in part. If less than all of the Redeemable Warrants evidenced by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of Redeemable Warrants.

         The Redeemable Warrants do not confer upon the holders thereof any voting, dividend or other rights as shareholders of the Company.

         CONSULTING WARRANTS. The Company issued redeemable warrants to purchase up to 250,000 shares of Common Stock (the "Consulting Warrants") in exchange for consulting services to be rendered on behalf of the Company. Of the 250,000 Consulting Warrants, 52,083 of the Consulting Warrants vested on a pro rata basis based upon the period of time that such consulting services were provided to the Company and the balance were forfeited. In accordance with such vesting schedule, the Consulting Warrants entitle the registered holder to purchase up to 52,083 shares of Common Stock at an initial exercise price of $2.00 per share (subject to adjustment for stock splits, combinations and reclassifications) at any time prior to redemption from the date of issuance until November 3, 1999. The Consulting Warrants may be redeemed by the Company at $.05 per Redeemable Warrant on 30 days' notice, provided that (a) the shares of Common Stock underlying the Common Stock underlying the Consulting Warrants are registered under the Securities Act and applicable state blue sky laws, (b) a current Prospectus is then available for the sale of the Common Stock, and (c) the closing bid price for the Common Stock as reported by Nasdaq, the OTC Bulletin Board, or such other market on which the Common Stock is then traded equals or exceeds $6.00 for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

         ADDITIONAL WARRANTS. In addition to the warrants described above and options granted under the Company's Employee Stock Option Plan, the Company has a total of 3,871,000 warrants outstanding as follows:

           --------------------------------------------------------------------
                  AMOUNT           EXERCISE PRICE              EXPIRATION
           --------------------------------------------------------------------
                 275,000                 .25                  August, 2000
           --------------------------------------------------------------------
                 250,000                 .375                 October, 2000
           --------------------------------------------------------------------
                 100,000                 .375                 October, 2000
           --------------------------------------------------------------------
                   6,000                 .625                 October, 2000
           --------------------------------------------------------------------
                 150,000                 .81                  December, 2001
           --------------------------------------------------------------------
                 250,000               $1.00                  January, 2004
           --------------------------------------------------------------------
               2,000,000               $1.00                  January, 2002
           --------------------------------------------------------------------
                 840,000               $2.375                 February, 2001
           --------------------------------------------------------------------


 DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

         Under Delaware law, directors and officers of a Delaware corporation can generally be held liable for certain types of negligence and other acts and omissions in connection with the performance of their duties to the corporation and its stockholders. As permitted by the Delaware General Corporation law (the "Delaware GCL"), however, the Certificate of Incorporation contains a provision eliminating the liability of the Company's directors and officers for monetary damages for breaches of their duty of care to the Company and the stockholders, except as described below.

         Such provision does not eliminate liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware GCL; or (iv) for any transaction from which the director derives an improper personal benefit. Such provision does not eliminate the duty of care, but only eliminates liability for monetary damages for breaches of such duty under various circumstances. Accordingly, such provision has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a breach of the duty of care. Equitable remedies may not, however, be wholly effective to remedy the injury caused by any such breach.

         The Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law and advance expenses to such directors and officers to defend any action for which rights of indemnification are provided. In addition, the Certificate of Incorporation permits the Company to grant such rights to its employees and agents. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors, officers and employees.

         The Company is subject to the provisions of Section 203 of the Delaware GCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or certain other exceptions apply. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associated, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is American Securities Transfer & Trust, Inc., Lakewood, Colorado.

                              PLAN OF DISTRIBUTION

         This Prospectus covers the sale of Shares by the Selling Stockholders. Any distribution of any such securities by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may change from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the OTC Bulletin Board or on one or more exchanges on which the securities are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or (d) by any other legally available means. ICG, a wholly-owned subsidiary of the Company, is a registered broker-dealer with the SEC and a member of the NASD, will not participate in the distribution of this offering in any capacity.

         The Company will not receive any proceeds from the sale of the Shares offered hereby. The aggregate proceeds to the Selling Stockholders from the securities offered hereby will be the offering price less applicable commissions or discounts, if any. There is no assurance that the Selling Stockholders will sell any of the securities offered hereby.

         The Selling Stockholders and such underwriters, brokers, dealers or agents, upon effecting a sale of securities, may be considered "underwriters" as that term is defined in the Securities Act. Sales effected through agents, brokers or dealers will ordinarily involve payment of customary brokerage commissions although some brokers or dealers may purchase such securities as agents for others or as principals for their own account. The Selling Stockholders will pay any sales commissions or other sellers' compensation applicable to such transactions. A portion of any proceeds of sales and discounts, commissions or other sellers' compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

         Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities offered hereby may not simultaneously engage in market making activities for the Common Stock for a period of five business days prior to the commencement of such distribution. In addition, each Selling Stockholder and any other person who participates in a distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market making activities for the

Common Stock.

         At the time a particular offering of securities is made, to the extent required, a Prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for securities purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of such exemption have been satisfied.

         The Company has agreed that it will bear all costs, expenses and fees in connection with the registration or qualification of the Shares under federal and state securities laws. The Company and each Selling Stockholder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the securities, including liabilities arising under the Securities Act.

                         SHARES ELIGIBLE FOR FUTURE SALE

         The Company has 46,938,296 shares of Common Stock outstanding. Of these shares, the 30,198,800 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as defined in the Securities Act and the rules and regulations thereunder) which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. Of the remaining 16,739,496 shares, 14,633,062 are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, as such shares were issued in private transactions not involving a public offering.

         In general, under Rule 144, as currently in effect, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder (or stockholders whose shares are aggregated), including an affiliate of the Company, who beneficially has owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 469,387 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock which are not restricted securities. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an affiliate of the Company, a stockholder who is not an affiliate of the Company at the time of sale and has not been an affiliate at any time during the 90 days prior to the sale would be entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144, other than the requirements as to the availability of current public information about the Company.

         Prior to this offering, there has been only a limited public market for the Common Stock. The Company can make no predictions as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  LEGAL MATTERS

         Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon for the Company by Broad and Cassel, a general partnership including professional associations, Miami, Florida.

                                     EXPERTS

         The financial statements of MicroCap Financial Services.com, Inc. (formerly known as Capital Growth Holdings, Ltd.) as of December 31, 1997 and for year ended December 31, 1997 and for the period February 26, 1996 (inception) through December 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

           We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any report or document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0880 for more information about the public reference rooms. Our SEC filings are also available from the SEC's web site located at http://www.sec.gov.

         Quotations for the prices of our common stock appear on the OTC Bulletin Board and reports, and other information about us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         We have filed with the SEC a Registration Statement on Form SB-2 under the Securities Act with respect to the common stock covered by this Prospectus. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement, as permitted by the SEC's rules and regulations. For further information with respect to us and the common stock offered under this Prospectus, please refer to the Registration Statement, including the exhibits. Copies of the Registration Statement, including exhibits, may be obtained from the SEC's public reference facilities listed above upon payment of the fees prescribed by the

SEC, or may be examined without charge at these facilities. Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the Registration Statement.

         We will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon request, a copy of any or all of the information incorporated herein by reference. Exhibits to any of the documents, however, will not be provided unless such exhibits are specifically incorporated by reference into such documents. The requests should be addressed to: MicroCap Financial Services.com, Inc., 7280 West Palmetto Park Road, Suite 202, Boca Raton, Florida 33433, telephone number (561) 417-8053.

                      MICROCAP FINANCIAL SERVICES.COM, LTD.
                                AND SUBSIDIARIES

                    (formerly Capital Growth Holdings, Ltd.)

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Consolidated Financial Statements

Independent auditors' report ............................................    F-2

Balance sheet as of December 31, 1997 ...................................    F-3

Statements of operations for the year ended December 31, 1997 and for the
  period from February 26, 1996 (inception) through  December 31, 1996 ..    F-5

Statements of changes in stockholders' equity for the year ended
  December 31, 1997 and for the period from February 26, 1996
  (inception) through December 31, 1996 .................................    F-6

Statements of cash flows for the year ended December 31, 1997 and for the
  period from February 26, 1996 (inception) through December 31, 1996 ...    F-8

Notes to financial statements ...........................................   F-10

Condensed balance sheet as of September 30, 1998(unaudited) .............   F-22

Condensed statements of operations for the nine months ended
  September 30, 1998 and 1997 (unaudited) ...............................   F-23

Condensed statements of cash flows for the nine months ended
  September 30, 1998 and 1997 (unaudited) ...............................   F-24

Notes to financial statements ...........................................   F-25

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
MicroCap Financial Services.com, Inc.
Boca Raton, Fl  33433

     We have audited the accompanying consolidated balance sheet of Capital Growth Holdings, Ltd. (now known as Microcap Financial Services.com, Inc.) as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1997 and for the period from February 26, 1996 (inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Capital Growth Holdings, Ltd. and subsidiary as of December 31, 1997, and the consolidated results of their operations and their consolidated cash flows for the year ended December 31, 1997 and for the period from February 26, 1996 through December 31, 1996 in conformity with generally accepted accounting principles.

/s/ Richard A. Eisner & Company, LLP
    --------------------------------
    Richard A. Eisner & Company, LLP

New York, New York
February 4, 1998

With respect to Note H,
March 26, 1998

With respect to Note N,
March 28, 1998

                          CAPITAL GROWTH HOLDINGS, LTD.
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 1997
                                 (Notes A and B)
ASSETS
------
Cash and cash equivalents ........................................................................   $ 810,659
Due from broker ..................................................................................     273,131
Securities owned at market value (cost $1,136,359) (Note C{7))....................................     634,058
Securities not readily marketable, at fair value (cost $759,000) (Note C{7))......................     627,498
Note receivable and accrued interest from affiliate (Note H) .....................................     209,000
Restricted cash (Note K{1)).......................................................................     102,334
Furniture, fixtures, equipment, and leasehold improvements
 (net of accumulated depreciation of $21,772) (Notes C{2) and D)..................................     197,503
Customer list (net of accumulated amortization of $40,000) (Notes C{6) and E{7))..................      80,000
Investment in and advances to unconsolidated affiliate (Note C{8)) ...............................      65,000
Other assets .....................................................................................       2,000
                                                                                                   -----------
                                                                                                   $ 3,001,183
                                                                                                   ===========
LIABILITIES
-----------
Accounts payable and accrued expenses ............................................................     179,251
Dividends payable--preferred stockholders.........................................................      38,154
Dividends payable--common stockholders............................................................     191,165
Deferred revenue .................................................................................      74,038
                                                                                                   -----------
                                                                                                       482,608
                                                                                                   -----------
Commitments and other matters (Notes H, I, J and K)

STOCKHOLDERS' EQUITY (Notes A, B, E, F and G)
---------------------------------------------
Preferred stock--$.001 par value; 20,000,000 shares authorized, none issued
Common stock--$.001 par value; 100,000,000 shares authorized; 3,398,496
shares issued ....................................................................................       3,398
Class B common stock--$.001 par value; 25,000,000 shares authorized
 16,431,000 shares issued and outstanding ........................................................      16,431
Additional paid-in capital .......................................................................   5,107,930
Accumulated deficit ..............................................................................  (2,525,584)

                                      F-3

Subscription receivable ..........................................................................     (53,600)
Treasury stock--at cost (15,000 common shares)...................................................      (30,000)
                                                                                                   -----------
                                                                                                     2,518,575
                                                                                                   -----------
                                                                                                   $ 3,001,183
                                                                                                   ===========

                       See notes to financial statements.

                          CAPITAL GROWTH HOLDINGS, LTD.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             FEBRUARY 26, 1996
                                                           YEAR ENDED       (INCEPTION) THROUGH
                                                          DECEMBER 31,          DECEMBER 31,
                                                              1997                  1996
                                                          ------------      -------------------
Revenue (Notes C{7) and C{10)):
 Consulting fees ......................................   $   359,914
 Private placement fees ...............................     3,383,137
 Net realized and unrealized loss on marketable
   and not readily marketable securities ..............      (448,971)
 Gain on debt settlement ..............................        39,804
 Interest income ......................................        94,170            $  22,033
                                                          ------------           ---------
                                                            3,428,054               22,033
                                                          ------------           ---------

Operating expenses:
 Commission ...........................................       859,844
 General and administrative ...........................     3,448,980              740,649
 Equity in loss of unconsolidated affiliate ...........        86,115
 Write-down of advances to unconsolidated affiliate ...        35,000
                                                          ------------           ---------
                                                            4,429,939              740,649
                                                          ------------           ---------
Net loss...............................................    (1,001,885)            (718,616)
Less cumulative preferred dividend ....................       (29,624)              (8,530)
                                                          ------------           ---------
Net loss attributable to common stockholders ..........   $(1,031,509)           $(727,146)
                                                          ===========            =========
Basic and diluted loss per common share, (Note C{5))...   $      (.07)           $    (.06)
                                                          ===========            =========
Weighted average number of common shares outstanding--
 basic and diluted (Note C{5)).........................    15,655,000           11,613,000
                                                           ==========           ==========

                       See notes to financial statements.


                          CAPITAL GROWTH HOLDINGS, LTD.
                                 AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (Notes A and B)


                                                                                                    CLASS B
                                                            COMMON STOCK                          COMMON STOCK
                                                            ------------                          ------------
                                                    SHARES              AMOUNT              SHARES            AMOUNT
                                                    ------              ------              ------            ------
Issuance of common stock                           2,549,000         $ 3,088,260
Issuance of common stock in a noncash
transaction Note E[7])                                                                        60,000        $ 120,000
Issuance of Class B stock                                                                 11,289,666          214,803
Issuance of Series A
Issuance of Series B
Net loss
                                                   ---------         -----------          ----------        ---------
Balance-December 31, 1996                          2,549,000           3,088,260          11,349,666          334,803
Consulting expense attributable to warrants
(Note F)
Dividends declared
Recapitalization resulting from the
acquisition of Capital Growth Holdings, Ltd.
(Note B)                                             297,094
Issuance of common stock (Note E[5])                 549,496             922,075
Collection of subscription receivable
Issuance of common stock to settle debt (Note H)       2,906               6,539
June, 1997 exchange of shares of no par
shares for $.001 par value shares (Note A)                            (4,013,476)                            (323,453)
Conversion of Series A and B preferred stock
into Class B common stock (Note E[1])                                                      5,081,334            5,081
Purchase of common stock (Note E[6])
Net loss
                                                   ---------         -----------          ----------        ---------
Balance-December 31, 1997                          3,398,496               3,398          16,431,000           16,431
                                                   =========         ===========          ==========        =========

                                                             SERIES A                      SERIES B
                                                           CONVERTIBLE                    CONVERTIBLE
                                                            PREFERRED                      PREFERRED
                                                            ---------                      ---------
                                                      SHARES          AMOUNT         SHARES         AMOUNT
                                                      ------          ------         ------         ------
Issuance of common stock
Issuance of common stock in a noncash
transaction Note E[7])
Issuance of Class B stock
Issuance of Series A                                4,001,334      $ 560,187
Issuance of Series B                                                               1,080,000     $ 226,800
Net loss
                                                   ----------      ---------      ----------     ---------
Balance-December 31, 1996                           4,001,334        560,187       1,080,000       226,800
Consulting expense attributable to warrants
(Note F)
Dividends declared
Recapitalization resulting from the
acquisition of Capital Growth Holdings, Ltd.
(Note B)
Issuance of common stock (Note E[5])
Collection of subscription receivable
Issuance of common stock to settle debt (Note H)
June, 1997 exchange of shares of no par
shares for $.001 par value shares (Note A)
Conversion of Series A and B preferred stock
into Class B common stock (Note E[1])              (4,001,334)      (560,187)     (1,080,000)     (226,800)
Purchase of common stock (Note E[6])
Net loss
                                                   ----------      ---------      ----------     ---------
Balance-December 31, 1997                                   0              0               0             0
                                                   ==========      =========      ==========     =========

                                      F-6

                                                  ADDITIONAL
                                                    PAID IN         ACCUMULATED         SUBSCRIPTION
                                                    CAPITAL           DEFICIT            RECEIVABLE
                                                    -------           -------            ----------
Issuance of common stock
Issuance of common stock in a noncash
transaction (Note E[7])
Issuance of Class B stock
Issuance of Series A                                                                      $(55,600)
Issuance of Series B
Net loss                                                             $(718,616)
                                                                   -----------            --------
Balance-December 31, 1996                                             (718,616)            (55,600)
Consulting expense attributable to warrants         $35,417
(Note F)
Dividends declared                                                    (805,083)
Recapitalization resulting from the                                    (46,322)
acquisition of Capital Growth Holdings, Ltd.
(Note B)
Issuance of common stock (Note E[5])
Collection of subscritpion receivable                                                        2,000
Issuance of common stock to settle debt (Note H)
June, 1997 exchange of shares of no par
shares for $.001 par value shares (Note A)        4,336,929
Conversion of Series A and B preferred stock
into Class B common stock (Note E[1])               781,906
Purchase of common stock
Net loss                                                            (1,001,885)
                                                 ----------        -----------            --------
Balance-December 31, 1997                        $5,107,930        $(2,525,584)           $(53,600)
                                                 ==========        ===========            ========

                                                       TREASURY STOCK
                                                       --------------
                                                   SHARES           AMOUNT           TOTAL
                                                   ------           ------           -----
Issuance of common stock                                                         $ 3,088,260
Issuance of common stock in a noncash                                                120,000
transaction (Note E[7])
Issuance of Class B stock                                                            214,806
Issuance of Series A                                                                 504,587
Issuance of Series B                                                                 226,800
Net loss                                                                            (718,616)
                                                                                 -----------
Balance-December 31, 1996                                                          3,435,834
Consulting expense attributable to warrants                                           35,417
(Note F)
Dividends declared                                                                  (805,083)
Recapitalization resulting from the                                                  (46,322)
acquisition of Capital Growth Holdings, Ltd.
(Note B)
Issuance of common stock (Note E[5])                                                 922,075
Collection of subscritpion receivable                                                  2,000
Issuance of common stock to settle debt (Note H)                                       6,539
June, 1997 exchange of shares of no par
shares for $.001 par value shares (Note A)                                                 0
Conversion of Series A and B preferred stock
into Class B common stock (Note E[1])                                                      0
Purchase of common stock                          (15,000)         $(30,000)         (30,000)
Net loss                                                                          (1,001,885)
                                                  -------          --------      -----------
Balance-December 31, 1997                         (15,000)         $(30,000)     $ 2,518,575
                                                  =======          ========      ===========


                          CAPITAL GROWTH HOLDINGS, LTD.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                              FEBRUARY 26, 1996
                                                                                        YEAR ENDED           (INCEPTION) THROUGH
                                                                                        DECEMBER 31,          DECEMBER 31, 1996
                                                                                            1997
                                                                                    --------------------------------------------
Cash flows from operation activities:
  Net Loss                                                                              $(1,001,885)             $ (718,616)
  Adjustments to reconcile net loss to net cash used in operation activities:
         Depreciation and amortization                                                       63,486
         Equity in loss of unconsolidated affiliate and write-down of advances              121,115
         Valuation of warrants for consulting                                                35,417
         Change in unrealized depreciation of securities                                    633,802
         Realized gains on securities                                                      (184,831)
         Gain on conversion of debt                                                         (39,804)
         Compensation paid with securities                                                  283,432
         Receipt of securities in payment of fees                                        (1,583,141)
         Loss on disposal of fixed assets                                                    46,286
         Accrued interest                                                                    (9,000)
         Change in:
           Due from broker                                                                 (273,131)
           Other assets                                                                      (2,000)
           Accounts payable and accrued expenses                                            128,251                  51,000
           Deferred revenue                                                                  74,038
                                                                                        -----------              ----------
              Net cash use in operating activities                                       (1,707,965)               (667,616)

                                                                                                              FEBRUARY 26, 1996
                                                                                        YEAR ENDED           (INCEPTION) THROUGH
                                                                                        DECEMBER 31,          DECEMBER 31, 1996
                                                                                            1997
                                                                                    --------------------------------------------
Cash flows from investing activities:
  Additions to fixed assets                                                                (266,811)
  Proceeds from sale of securities                                                          273,132
  Loans to affiliates                                                                      (225,000)
  Repayment of loan from affiliates                                                          25,000
  Investment in and advances to unconsolidated affiliate                                   (186,115)
  Investment in securities                                                                 (563,950)               (120,464)
  Investment in restricted cash                                                              (2,334)               (100,000)
                                                                                        -----------              ----------
         Net cash used in operating activities                                             (759,963)               (406,579)

Cash flows from financing activities:
  Proceeds from the issuance of common stock and preferred stock                            924,075               4,034,450
  Cash acquired on recapitalization                                                              21
  Dividends paid                                                                           (575,764)

                                      F-8

  Purchase of Treasury stock                                                                (30,000)
                                                                                        -----------              ----------
         Net cash provided by financing activities                                          318,332               4,034,450

Net increase (decrease) in cash and cash equivalents                                     (2,149,596)              2,960,255
Cash at beginning of period                                                               2,960,255

Cash and cash equivalents at end of period                                              $   810,659              $2,960,255

Supplemental disclosures of noncash transactions:
  Acquisition of customer list for common stock                                                                  $  120,000
  Common stock issued to settle debt                                                    $    46,343
  Dividends declared but not paid                                                       $   229,319

                          CAPITAL GROWTH HOLDINGS, LTD.
                                 AND SUBSIDIARY

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997

(NOTE A)--The Corporation:

         Capital Growth Holdings, Ltd. (the "Company" or "CGH"), formerly Galt Financial Corporation, was incorporated in the State of Colorado on June 15, 1987. On March 14, 1997, CGH, an inactive company, acquired 100% of the outstanding capital stock of International Capital Growth, Ltd. ("ICG") (a company formed in February 1996), a Delaware corporation and member of the National Association of Securities Dealers, Inc. The acquisition was consummated through an exchange of shares that resulted in the former ICG shareholders receiving control of CGH (see Note B for further discussion). The transaction has been treated as a recapitalization. In connection therewith, ICG's historic capital accounts were retroactively adjusted to reflect the equivalent number of shares issued by CGH in the transaction while ICG's historical accumulated deficit was carried forward. The operations reflect those of ICG from inception. Through December 31, 1996 the Company had been in the development stage and had conducted no revenue producing activities. During the first quarter of 1997 the Company ceased being in the development stage. The Company is developing a financial services firm to pursue business opportunities in the United States and the United Kingdom. In June 1997, after the recapitalization, CGH, a Colorado corporation, was merged into a Delaware corporation, Capital Growth Holdings, Ltd. This transaction resulted in the exchange of no par shares for $.001 par value shares.

         The Company has sustain recurring losses and at December 31, 1997 has an accumulated deficit of $2,525,584 which has been funded by equity financing. The Company has implemented certain cost reductions. However, there is no assurance that profitable operations ultimately can be attained or that additional financing will be available to support ongoing operations. The Company believes that its current resources will enable it to meet its current and anticipated obligations on a timely basis through December 31, 1998.

(NOTE B)--Acquisition:

         As discussed in Note A, the Company acquired 100% of the outstanding capital stock of ICG in a reverse acquisition consummated through a share exchange transaction (the "Share Exchange"). The transaction is a recapitalization for accounting purposes. In accordance with the Share Exchange, the Company issued 18,980,000 shares of its capital stock and 1,625,000 redeemable warrants to the shareholders of ICG in exchange for the outstanding common and convertible preferred shares and warrants of ICG. In addition, warrants to obtain 250,000 shares of Class B common stock issued by ICG to a consultant were exchanged.

         The 18,980,000 shares of capital stock of the Company that were issued in the Share Exchange consisted of (a) 2,549,000 shares of common stock, (b) 11,349,666 shares of Class B common stock, (c) 4,001,334 shares of 5% cumulative convertible Series A preferred stock and (d) 1,080,000 shares of 5% cumulative convertible Series B preferred stock. The warrants consist of 1,625,000 redeemable warrants, each exercisable to purchase one share of common stock at $4.00 per share (subject to adjustment) at any time until October 1999 and 250,000 redeemable warrants, each exercisable to purchase one share of Class B common stock at $2.00 per share (subject to adjustment) at any time, subject to a vesting schedule, until November 1999. The issuance of warrants exercisable at $2.00 per share will result in a charge to operations based on their fair value over the number of months that such consulting services are provided.

(NOTE C)--Summary of Significant Accounting Policies:

         (1) Principle of consolidation:

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, ICG. All significant intercompany transactions and balances have been eliminated.

         {2) Furniture, fixtures, equipment and leasehold improvements:

         Furniture, fixtures, and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets which range from 3 to 7 years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease, whichever is shorter.

         (3) Use of estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (4) Fair value of financial instruments:

         The carrying value of cash and cash equivalents, due from broker, restricted cash, accounts payable and accrued expenses approximates their fair value because of the short maturity of those instruments. Due to the related party nature of notes receivable and accrued interest, the Company is not reasonably able to determine their fair values.

         (5) Net loss per common share:

         The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," in the year ended December 31, 1997 and has retroactively applied the effects thereof for all periods presented. Accordingly, the presentation of per share information includes calculations of basic and dilutive loss per share. The impact on the per share amounts previously reported was not significant.

         Net loss per common share is based on the weighted average number of common shares and Class B common shares outstanding during the year. Common stock equivalents representing options and warrants and convertible securities have not been included as they would be antidilutive. Net loss attributable to common stock was adjusted to reflect cumulative dividends on preferred shares outstanding.

         (6) Customer list:

         Customer lists are stated at cost and are being amortized over three years.

         (7) Valuation of securities:

         Securities owned, which are listed on a national securities exchange, are valued at their last reported sales price. Securities which trade over-the-counter are valued at the "bid" price. Securities which do not have a readily ascertainable market value are valued at their estimated fair value as determined by the management. Management considers fair value to be cost unless the value has deteriorated or where later investments have been concluded by a significant outside investor, then the investment is valued at the last per share sales price paid unless circumstances dictate a lower valuation. The values of securities owned by the Company can change substantially because of volatility in the price for such securities, changes in the business prospects of the issuer of the securities, specific events influencing the operations of the issuer of the securities, and various other circumstances outside the security issuer's control. Accordingly, the value of the securities could decline so that a loss would be required to be recognized for the total carrying amount of such securities. Related changes in unrealized appreciation or depreciation are reflected in the statement of operations.

         Included in securities owned at market value and securities not readily marketable are the common shares of two public companies which constitute a significant portion of the company's total assets. These companies are subject to the reporting requirements of the U.S. Securities and Exchange Commission.

         The carrying amount of such investments are as follows:

                  First American Railways, Inc.                 $377,637

                  Worlds Inc.                                    415,000

         Unaudited summarized financial information for the aforementioned investments are as follows:

                         First American Railways, Inc.
                                  (unaudited)

Balance Sheet Data:

                                                               DECEMBER 31, 1997
                                                               -----------------
Current assets..............................................      $ 4,564,230
Non-current assets..........................................       45,985,228
Current liabilities.........................................        7,086,375
Non-current liabilities.....................................       41,831,945

Income Statement Data:

                                           FOR THE TWELVE        FOR THE TWELVE
                                            MONTHS ENDED          MONTHS ENDED
                                         DECEMBER 31, 1997     DECEMBER 31, 1996
                                         -----------------     -----------------
Revenues...............................     $ 9,895,867                 --
Gross Profit...........................       3,145,831                 --
Operating Loss.........................      (4,163,180)           (2,150,300)
Net loss...............................      (6,969,221)           (2,595,762)

                                  Worlds, Inc.
                        (a development stage enterprise)
                                  (unaudited)

Balance Sheet Data:

                                                         DECEMBER 31, 1997
                                                         -----------------
Current assets...........................................    $3,616,542
Non-current assets.......................................       209,452
Current liabilities......................................     1,866,430
Non-current liabilities..................................     1,968,333

                                                               FOR THE PERIOD
                                                                APRIL 8, 1997
Income Statement Data:                                         (INCEPTION) TO
                                                              DECEMBER 31, 1997
                                                              -----------------
Net revenues.................................................      $    1,420
Gross profit.................................................           1,420
Operating loss before extraordinary item.....................      (6,809,148)
Net loss.....................................................      (6,686,471)

(8) Investment in and advances to an unconsolidated affiliate:

The Company has a 50% equity interest in an unconsolidated affiliate Capital Growth (Europe) Limited ("CGE"). The investment is recorded using the equity method of accounting. The Company reviews the investment and advances for impairment whenever events or changes in circumstances indicates that the carrying amount of its investment or advances may not be recoverable. A loss in value of the investment or advances is recorded if it is believed that such loss is other than a temporary decline.

(9) Cash equivalents:

The Company considers all liquid short-term investments with original maturities of three months or less to be cash equivalents.

(10) Revenue recognition:

Consulting and private placement fees are recorded when earned. In addition, the Company earns fees in the form of securities. These securities are valued at market on the date they are earned. Security transactions are recorded on a trade date basis.

(11) Recently issued accounting pronouncements:

The Financial Accounting Standards Board has recently issued Statements of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure," No. 130, "Reporting Comprehensive Income," and No. 131, "Disclosures about Segments of an Enterprise and Related Information." The above pronouncements will not have a significant effect on the information presented in the financial statements.

(NOTE D)--Furniture, Fixtures, Equipment, and Leasehold Improvements:

         At December 31, 1997, fixed assets consist of the following:

         Furniture and fixtures .................................    $ 89,802
         Equipment ..............................................       9,967
         Leasehold improvements (located in Europe) .............     119,506
                                                                     --------
                                                                      219,275
         Less accumulated depreciation...........................      21,772
                                                                     --------
         Net.....................................................    $197,503
                                                                     ========

(NOTE E)--Stockholders' Equity:

         (1) Preferred stock:

         Preferred stock may be issued in one or more series at the discretion of the Board of Directors. In establishing a series, the Board of Directors shall fix the number of shares in such series, and the preferences, rights and restrictions thereof.

         On March 14, 1997, the Board of Directors designated 4,365,000 shares of preferred stock as 5% cumulative Series A preferred stock and 1,200,000 shares of preferred stock as 5% cumulative convertible Series B preferred stock.

         The holders of Series A and B preferred stock are entitled to a preferential cumulative dividend which began accruing on October 12, 1996 equal to 5% of the liquidation preference per annum and share equally with the Class B common stock in any dividends declared thereon. The Series A and B have a liquidation preference of $.14 and $.21 per share, respectively.

         On October 12, 1997, each share of the Company's 4,001,334 shares of Series A preferred stock and 1,080,000 shares of Series B preferred stock converted into shares of Class B common stock on a one-for-one basis, at which time the 5% per share annual dividend that accrued thereon ceased to accrue and became due and payable on October 24, 1997, out of funds legally available therefore.

         (2) Class B common stock:

         The holders of the Class B common stock are entitled to one vote per share. The Class B common stock is junior in priority with respect to dividends to the common stock and automatically converts into common stock on a one-for-one basis on December 31, 1998.

         (3) Dividend:

         In March 1997, the Board of Directors declared annual dividends of $.225 per share of common stock, for the calendar years ended 1997 and 1998, accruing as of January 1, 1997 payable commencing June 30, 1997 and on a quarterly basis thereafter. The dividend will be paid after payment of any dividends due on all classes of stock with priority over common stock (currently Series A and B preferred stock), subject to any operating restrictions. In addition, the Board of Directors determined that any dividend declared on Class B common stock will be subject to a $.20 per share limitation on annual dividends in 1998.

         (4) Subscription receivable:

         Subscription receivable represents amounts to be collected by the Company for 382,851 shares of Series A convertible preferred stock converted to Class B common stock on October 12, 1997.

         (5) Private placement:

         On March 27, 1997 the Company completed a private offering of its common stock at $2.25 per share. The Company issued a total of 549,496 shares of common stock which yielded net proceeds of approximately $922,000. A placement fee of approximately $74,000 was paid to Capital Growth International LLC ("CGI"), an affiliate of the Company (Note H). In connection therewith, the Company agreed to issue warrants to purchase 24,984 shares of common stock as partial compensation to certain nonaffiliated sub-placement agents. Each warrant is exercisable to purchase one share at $4.00 per share (subject to adjustment) through March 2000.

         (6) Treasury stock:

         In March and May 1997 the Company purchased an aggregate of 15,000 shares of common stock and 12,500 warrants from the original holders at its approximate fair value.

         (7) Noncash transaction:

         In November 1996, the Company granted 60,000 shares of common stock for a customer list. The Company valued the shares at its fair value of $2.00 per share.

(NOTE F)--Warrants:

         In October 1996 the Company raised $3,250,000 through the sale of units in a private placement. Each unit was sold for $50,000 and consisted of 25,000 shares of common stock and 25,000 redeemable warrants. At December 31, 1997 the Company has 1,612,500 redeemable warrants issued and outstanding. Each redeemable warrant entitles the registered holder to purchase one share of common stock at an initial exercise price of $4.00 per share (subject to adjustment for stock splits, combinations and reclassifications) at any time prior to redemption from October 1996 until October 1999.

         In addition, the Company issued 24,984 redeemable warrants to sub-placement agents in connection with the Company's March private placement. Each warrant is exercisable into common stock at a price of $4.00 per share at any time prior to redemption from March 1997 until March 2000.

         In addition, the Company agreed to issue 250,000 redeemable warrants in exchange for consulting services to be rendered on behalf of the Company. The consulting warrants vest at the rate of 125,000 per annum on a pro rata basis based upon the number of months that such consulting services are provided to the Company. Consulting services were provided for a 5 month period and therefore 52,083 warrants were issued. Each consulting warrant is exercisable to purchase one share of Class B common stock at an exercise price of $2.00 per share at any time prior to redemption through November 3, 1999. The issuance has resulted in a charge to operations of $35,417 based on the fair value of the warrant ($.68 per warrant). The fair value of these warrants was estimated using the Black-Scholes pricing model with the following assumptions: interest rate 5.92%, dividend yield of 0%, volatility factor of .30 and average expected life of 3 years.

         The above warrants may be redeemed by the Company at $.05 per redeemable warrant subject to certain conditions and the closing bid price of the common stock trades at least $6.00 for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. A summary of the Company's warrants and related information for the year ended December 31, 1997 and for the period February 26, 1996 (inception) through December 31, 1996 is as follows:

                                                      YEAR ENDED         WEIGHTED         FEBRUARY 26, 1996        WEIGHTED
                                                     DECEMBER 31,         AVERAGE              THROUGH              AVERAGE
                                                         1997         EXERCISE PRICE      DECEMBER 31, 1996     EXERCISE PRICE
                                                     ------------     --------------      -----------------     --------------
Outstanding at beginning of period...............     1,875,000            $3.73                  --
Granted or exchanged.............................     1,899,984            $3.74              1,875,000             $3.73
Expired or exchanged.............................    (2,085,417)           $3.57                  --
                                                     ----------                               ---------
Outstanding at end of period.....................     1,689,567            $3.94              1,875,000             $3.73
                                                     ==========                               =========
Exercisable at end of period.....................     1,689,567            $3.94              1,875,000             $3.73
                                                     ==========                               =========
Weighted-average remaining months of
 contractual life at year end....................            21                                      33

(NOTE G)--Stock Option Plan:

         The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options. The alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," requires the use of an option valuation model. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

         Pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. Had compensation cost for the Company's stock option grants to employees and directors been determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS 123, the net loss in 1997 and 1996 would have been approximately $(1,218,000) and $(748,000) or $(.08) and $(.06),
respectively, for basic and diluted loss per share. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 interest rates of 5.79%, dividend yields of 0%, volatility factor of expected market price of the Company's common stock of .34, and a weighted-average expected life of the option of 5 years. The fair value of options grant during 1996 was $.88 per share. No options were granted during 1997.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide reliable single measure of the fair value of its employee stock option.

         On January 7, 1997, the Company adopted a stock option plan (the "1997 Plan") for granting of options to purchase up to 1,500,000 shares of Class B common stock, pursuant to which employees, directors and consultants are eligible to receive incentive and/or nonqualified stock options. Options granted under the 1997 Plan are exercisable for a period of up to 10 years from date of grant at an exercise price which is not less than the fair value on date of grant, except that the exercise price of options granted to a stockholder owning more than 10% of the outstanding capital stock may not be less than 110% of the fair value of the common stock at date of grant. In connection with the Share Exchange, ICG option holders exchanged 635,000 options for options under the 1997 Plan.

         A summary of the Company's stock option activity and related information for the year ended December 31, 1997 and for the period February 26, 1996 (inception) through December 31, 1996 is as follows:

                                                     YEAR ENDED      FEBRUARY 26, 1996
                                                    DECEMBER 31,          THROUGH
                                                        1997         DECEMBER 31, 1996     EXERCISE PRICE
                                                    ------------     -----------------     --------------
Outstanding at beginning of period............         660,000               --                 $2.00
Granted or exchanged..........................         635,000            660,000               $2.00
Expired or exchanged..........................        (660,000)              --                 $2.00
                                                      --------            -------
Outstanding at end of period..................         635,000            660,000               $2.00
                                                      ========            =======
Exercisable at end of period..................         211,667               --                 $2.00
                                                      ========            =======
Weighted-average remaining contractual
 life at year end.............................            8.89               9.89

At December 31, 1997, 865,000 options were available for grant under the Plan.

(NOTE H)--Related Party Transactions:

         Capital Growth International LLC ("CGI"), a company, owned by certain of the ICG directors, utilizes space at the Company's offices without renumeration. Such space was not considered significant for the year ended December 31, 1997 and for the period from February 26, 1996 (inception) through December 31, 1996.

         In March 1997, an aggregate of $46,343 of notes and accrued interest due to stockholders and former officers were exchanged for 2,906 shares of common stock. The shares were valued at their fair value of $6,539 ($2.25 per share) and a gain of $39,804 was recorded.

         In March 1997, the Company loaned $200,000 to an entity controlled by Messrs. Ronald B. Koenig and Stanley Hollander, two of the Company's directors. The transaction was approved by the independent members of the Board of Directors. The loan is due on March 26, 1998 and bears interest at 6% per annum. At December 31, 1997, $9,000 of interest was accrued on the loan. On March 26, 1998, the note was extended for 90 days.

         On September 15, 1997 the Company loaned $25,000 to CGI which was repaid on October 2, 1997 without interest.

         During the year ended December 31, 1997, the Company paid consulting fees of $99,000 to a stockholder of CGH.

         During the year ended December 31, 1997, the Company paid commissions of $36,000 to CGE.

         CGI assigned certain consulting and financial advisory service agreements to the Company for no consideration. In addition, the Company purchased from CGI warrants to acquire common stock in a public company for approximately $14,000.

         (See also Note E(5))

(NOTE I)--Net Capital Requirements:

         ICG is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, be at least the greater of 6 2/3 of aggregate indebtedness or $5,000. At December 31, 1997 ICG had net capital of $1,259,314 which was $1,246,095 in excess of its required net capital.

(NOTE J)--Exemption from Rule 15C3-3:

         ICG is exempt from the reserve requirement of the Securities and Exchange Commission's Rule 15c3-3 pursuant to Section 15c3-3(k)(2)(ii).

(NOTE K)--Commitments:

         (1) Letter of credit:

         The Company has issued a letter of credit in the amount of $100,000 to secure future rent payments and leasehold improvements at the London office of CGE. The letter of credit is secured by a money market account.

         (2) Leases:

         The Company is obligated for annual minimum rentals under leases for office space as follows:

               Year Ending
               December 31,
               ------------
                   1998                                     $136,000
                   1999                                       70,000
                   2000                                       64,000
                                                            --------
                                                            $270,000
                                                            ========

         Rent expense was approximately $259,000 and $51,000 for the year ended December 31, 1997 and for the period February 26, 1996 to December 31, 1996, respectively.

         (3) Retirement plan:

         Effective January 1, 1997, the Company has a 401(k) profit-sharing plan covering all eligible employees as defined in the plan. Contributions are made at the discretion of employees. The Company contributes 50% of the employee's contribution amount to the plan. Pension expense for the year ended December 31, 1997 was approximately $21,000.

(NOTE L)--Provision For Taxes:

         At December 31, 1997, the Company has net operating loss carryforwards available for tax purposes of $1,070,000, expiring in 2012 and capital loss carryforwards of $161,000 expiring in 2001 that may be used to offset future taxable income. The difference between the net loss for financial reporting purposes and the net operating loss for tax purposes is primarily due to unrealized loss on marketable securities and equity in loss of unconsolidated affiliate not currently deductible for tax purposes. The Company has provided a valuation reserve against the full amount of the net operating loss benefit of $424,000, capital loss benefit of $60,000 and the benefit of $300,000 from temporary differences, since the likelihood of realization cannot be determined.

         The difference between the statutory tax rate of 34% and the Company's effective tax rate of 0% is due to the increase in a valuation allowance of $394,000 and $273,000 in 1997 and 1996.

(NOTE M)--Fourth Quarter Adjustments:

         During the first three quarters of 1997 the Company did not reflect its security portfolio at market value. The effect of such adjustment on each of the first three quarters of 1997 has not yet been determined by the Company.

(NOTE N)--Subsequent Event:

         Through March 28, 1998 market value of one of the securities held by the Company declined by approximately $165,000.

                      MICROCAP FINANCIAL SERVICES.COM, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   A S S E T S
                               SEPTEMBER 30, 1998
                                   (UNAUDITED)

Assets:
     Cash and cash equivalents...................................     2,339,363
     Due from broker.............................................        44,930
     Securities owned at market value............................        28,899
     Securities not readily marketable, at fair value............       501,500
     Restricted cash.............................................       104,193
     Furniture, fixtures, equipment, and leasehold improvements..       176,970
     Customer list...............................................        50,000
     Other Assets................................................           156
                                                                    -----------
     TOTAL ASSETS................................................   $ 3,246,011
                                                                    ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Accounts payable and accrued expenses.......................   $    65,967
     Dividends payable - preferred stockholders..................        38,154
     Dividends payable - common stockholders.....................       384,071
     Deferred revenue............................................        23,557
                                                                    -----------
     Total Liabilities...........................................       511,749

Stockholders' equity:
         Preferred Stock - $.001 par value; 20,000,000 shares
         authorized, none issued.................................

         Common Stock - $.001 par value, 100,000,000
         shares authorized; 18,978,496 issued....................        18,978

         Class B Common Stock - $.001 par value, 25,000,000 shares
         authorized; 16,431,000 shares issued and outstanding....        16,431

Additional Paid in Capital.......................................     7,037,739

Accumulated Deficit..............................................    (4,308,886)
Treasury Stock (15,000 Shares)...................................       (30,000)
                                                                    -----------
     Total stockholders' equity..................................     2,734,262
                                                                    -----------
     T O T A L...................................................   $ 3,246,011
                                                                    ===========
                       See notes to financial statements

                      MICROCAP FINANCIAL SERVICES.COM, INC.
                             CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                   FOR THE NINE MONTHS ENDED
                                                   -------------------------
                                                 SEPT. 30, 1998  SEPT. 30, 1997
                                                 --------------  --------------

Revenues:
     Consulting fees                                   349,028        294,266
     Private placement fees                            908,730      1,501,786
     Net realized and unrealized gain (loss) on
          marketable and not readily marketable
          securities                                  (502,211)     2,513,774
     Gain debt settlement                                              39,804
     Interest income                                    20,382         73,856
                                                   -----------     ----------
Total revenue                                          775,929      4,423,486
                                                   -----------     ----------
Operating expenses
     Commission                                         27,408        772,764
     General and administrative                      1,893,875      2,391,789
     Equity in loss of unconsolidated affiliate         61,068              0
     Write-down of Advances to unconsolidated
     affiliate                                               0         86,115
                                                   -----------     ----------
          Total operating expenses                   1,982,351      3,250,668
                                                   -----------     ----------
Net Income (loss) before taxes                      (1,206,422)     1,172,818

Provision for taxes                                          0        300,000
                                                   -----------     ----------
Net income (loss)                                  $(1,206,422)    $  772,818

Less cumulative preferred dividend                           0         (9,131)
                                                   -----------     ----------
Net income (loss) attributable to
Common stockholders                                $(1,206,422)    $  763,687
                                                   ===========     ==========

Basic (loss) income per share                           $(0.06)         $0.05
                                                        ======          =====
Diluted (loss) income per share                         $(0.06)         $0.04
                                                        ======          =====

Weighted average common shares outstanding -
basic                                               20,927,957     14,464,601
Effect of Potential Common Stock                             0      5,168,345
                                                   -----------     ----------
Weighted average common shares outstanding -
diluted                                             20,927,957     19,548,196
                                                    ----------     ----------

                       See notes to financial statements.
                                      F-23

                      MICROCAP FINANCIAL SERVICES.COM, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                        NINE MONTHS       NINE MONTHS
                                                                                        -----------       -----------
                                                                                           ENDED             ENDED
                                                                                           -----             -----
                                                                                      SEPT. 30, 1998    SEPT. 30, 1997
                                                                                      --------------    --------------
Cash flows from operating activities:
     Net income (loss)                                                                  (1,206,422)          772,818
     Adjustments to reconcile net income (loss) to net cash provided by
     (used in) operating activities:
           Depreciation and amortization                                                    53,888            31,394
           Equity In loss of unconsolidated affiliate and write-down of advances            65,000            86,115
           Valuation of warrants for consulting                                                  0            35,417
           Deferred tax expense                                                                  0           300,000
           Gain on debt settlement                                                                           (39,804)
           Gain on Sale of CGE                                                              (3,932)                0
           Receipt of securities in payment of fees                                       (187,500)                0
           Net realized and unrealized gain (loss) on marketable and not
                readily marketable securities                                              502,211        (2,513,774)
          Changes in:
               Due from broker                                                             228,201
               Other assets                                                                  1,844           (30,943)
               Accounts payable and accrued expenses                                      (113,284)          (10,000)
               Deferred revenues                                                           (50,481)          108,750
                                                                                        ----------        ----------
                                                                                                                   0
                     Net cash (used in) provided by operating activities                  (710,475)       (1,260,027)
                                                                                        ----------        ----------
Cash flows from investing activities:
     Additions to fixed assets                                                              (3,355)         (220,200)
     Exercise of warrants                                                                  (60,000)                0
     Proceeds from sale of securities                                                      476,446                 0
     Proceeds from sale of CGE                                                               3,932
     Advances/repayment to unconsolidated affiliate                                        209,000          (200,000)
     Investment in securities                                                                    0           985,315
     Investment in restricted cash                                                          (1,859)
                                                                                        ----------        ----------
                     Net cash provided by (used in) investing activities                   624,164           565,115
                                                                                        ----------        ----------
Cash flows from financing activities:
     Proceeds from the issuance of common stock and preferred stock                      1,945,389           957,948
     Dividends paid                                                                       (383,974)         (575,764)
     Collection of Subscriptions Receivable                                                 53,600                 0
     Purchase of treasury stock                                                                  0           (30,000)
                                                                                        ----------        ----------
                     Net cash provided by financing activities                           1,615,015           352,184
                                                                                        ----------        ----------
Net increase (decrease) in cash and cash equivalents                                     1,528,704          (342,728)
Cash at beginning of period                                                                810,659         3,060,255
                                                                                        ----------        ----------
Cash and cash equivalents at end of period                                               2,339,363         2,717,527
                                                                                        ==========        ==========

                       See notes to financial statements.

                      MICROCAP FINANCIAL SERVICES.COM, INC.
                (formerly known as Capital Growth Holdings, Ltd.)

                          NOTES TO FINANCIAL STATEMENTS

                               September 30, 1998
                                   (Unaudited)

(1)      FINANCIAL STATEMENT PRESENTATION

The unaudited financial statements of MicroCap Financial Services.com, Inc. (the "Company" or "MFSI") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary to present fairly the results of operations for the interim periods presented. Certain information and footnote disclosures normally included in financial statements, prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading. The results for the interim periods are not necessarily indicative of the results of the full fiscal year. During the first quarter of 1997 the Company ceased being a development stage company.

(2)      THE CORPORATION

Effective November 5, 1998, Capital Growth Holdings, Ltd., ("CGH") changed it's name to MicroCap Financial Services.com, Inc. On March 14, 1997, CGH an inactive company, acquired 100% of the outstanding capital stock of International Capital Growth, Ltd. ("ICG") (a company formed in February 1996), a Delaware corporation and member of the National Association of Securities Dealers, Inc. The acquisition was consummated through an exchange of shares that resulted in the former ICG shareholders receiving control of CGH (see Note 3 for further discussion). The transaction has been treated as a recapitalization. In connection therewith, ICG's historic capital accounts were retroactively adjusted to reflect the equivalent number of shares issued by CGH in the transaction while ICG's historical accumulated deficit was carried forward. The operations reflect those of ICG from inception. In June 1997, after the recapitalization, CGH, a Colorado corporation, was merged into a Delaware corporation, Capital Growth Holdings, Ltd. This transaction resulted in the exchange of no par shares for $.001 per value shares.

(3)      ACQUISITION

As discussed in Note 2 above, the Company acquired 100% of the outstanding capital stock of ICG in a reverse acquisition consummated through a share exchange transaction (the "Share Exchange"). The transaction is a recapitalization for accounting purposes. In accordance with the Share Exchange, the Company issued 18,980,000 shares of its capital stock and 1,625,000 redeemable warrants to the shareholders of ICG in exchange for the outstanding common and convertible preferred shares and warrants of ICG. In addition, warrants to obtain 250,000 shares of Class B common stock issued by ICG to a consultant were exchanged.

The 18,980,000 shares of capital stock of the Company that were issued in the Share Exchange consisted of (1) 2,549,000 shares of common stock, (b) 11,349,666 shares of Class B common stock, (c) 4,001,334 shares of 5% cumulative convertible Series A preferred stock and (d) 1,080,000 shares of 5% cumulative convertible Series B preferred stock. The warrants consist of 1,625,000 redeemable warrants, each exercisable to purchase one share of common stock at $4.00 per share (subject to adjustment) at any time until October 1999 and 250,000 redeemable warrants, each exercisable to purchase one share of Class B common stock at $2.00 per share (subject to adjustment) at any time, subject to a vesting schedule, until November 1999. The issuance of warrants exercisable at $2.00 per share will result in a charge to operations based on their fair value over the number of months that such consulting services are provided.

(4)      PRINCIPLE OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

(5)      VALUATION OF SECURITIES

Securities owned, which are listed on a national securities exchange, are valued at their last reported sales price. Securities which trade over-the-counter are valued at the "bid" price. Securities which do not have a readily ascertainable market value are valued at their estimated fair value as determined by the management. Management considers fair value to be cost unless the value has deteriorated or where later investments have been concluded by a significant outside investor, then the investment is valued at the last per share sales price paid unless circumstances dictate a lower valuation. The values of securities owned by the Company can change substantially because of volatility in the price for such securities, changes in the business prospects of the issuer of the securities, specific events influencing the operations of the issuer of the securities, and various other circumstances outside the security issuer's control. Accordingly, the value of the securities could decline so that a loss would be required to be recognized for the total carrying amount of such securities. Related changes in unrealized appreciation or depreciation are reflected in the statement of operations.

Included in securities owned at market value and securities not readily marketable are the common shares of one public company which constitute a significant portion of the Company's total assets. The company is subject to the reporting requirements of the U.S. Securities and Exchange Commission.

The carrying amount of such investments at September 30, 1998 are as follows:

         World's Inc.                                    415,000

Unaudited summarized financial information for the aforementioned investment is as follows:

                                                   Worlds, Inc.
                                         (a development stage enterprise)

                                                    (unaudited)

BALANCE SHEET DATA:

                                                        SEPTEMBER 30, 1998
                                                        ------------------
Current Assets                                               2,407,869
Non-Current Assets                                              88,030
Current Liabilities                                          1,598,410
Non-Current Liabilities                                      1,937,500

INCOME STATEMENT DATA:

                                                            FOR THE NINE
                                                            MONTHS ENDED
                                                        SEPTEMBER 30, 1998
                                                        ------------------
Net Revenues                                                    16,132
Gross profit                                                (2,888,395)
Operating loss before extraordinary item                    (2,881,346)
Net loss                                                    (2,708,799)

(6)      DIVIDEND

In March 1997, the Board of Directors declared annual dividends of $.225 per share of common stock, for the calendar years ended 1997 and 1998, accruing as of January 1, 1997 payable commencing June 30, 1997 and on a quarterly basis thereafter. The dividend will be paid after payment of any dividends due on all classes of stock with priority over common stock (currently Series A and B preferred stock), subject to any operating restrictions. In addition, the Board of Directors determined that any dividend declared on Class B common stock will be subject to a $.20 per share limitation on annual dividends in 1998. The company has determined not to make the $.05625 per share common stock dividend payment on June 30, 1998 as well as September 30, 1998 due to the Company's current limited cash resources, although the Company had previously declared such dividend. The Company anticipates offering its shareholders the opportunity to accept common stock in lieu of cash as payment for the Common Stock Dividend. There is no assurance, however, that this offer will be accepted. The Company does not expect to make its last declared dividend on December 31, 1998.

(7)      REVENUE RECOGNITION

Consulting fees and private placement fees are recorded when earned. In addition, the Company earns fees in the form of securities. These securities are valued at market on the date they are earned. Security transactions are recorded on a trade date basis.

 (8)     NET INCOME (LOSS) PER SHARE OF COMMON STOCK

In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share". Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effects of options, warrants and convertible securities. Dilutive earnings per share is very similar to the previously reported fully diluted earnings per share. The Company adopted Statement No. 128 and has retroactively applied the effects thereof for all periods presented. The impact on the per share amounts previously reported was not significant. The effects of potential Common Shares such as warrants, options and Convertible Preferred Stock have not been included as effect would be antidilutive.

(9)      PREFERRED STOCK

The former holders of Series A and B preferred stock were entitled to a preferential cumulative dividend equal to $38,154 in the aggregate, which accrued from October 12, 1996 through October 12, 1997.

(10)     NET CAPITAL REQUIREMENTS

ICG is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, be at least the greater of 6 2/3 of aggregate indebtedness or $5,000. At September 30, ICG had net capital of $790,720 which was $785,085 in excess of its required net capital.

(11)     EXEMPTION FROM RULE 15C3-3

ICG is exempt from the reserve requirement of the Securities and Exchange Commission's Rule 15c3-3 pursuant to Section 15c3-3(k)(2)(ii).

(12)     COMMITMENTS

The Company has issued a letter of credit in the amount of $100,000 to secure future rent payments and leasehold improvements at the London office of CGE. The letter of credit is secured by a money market account.

(13)     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has recently issued Statements of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure," No. 130, "Reporting Comprehensive Income," and No. 131, "Disclosures about Segments of an Enterprise and Related Information." The above pronouncements will not have a significant effect on the information presented in the financial statements.

(14)     INCOME TAXES

The Company estimates at the end of each interim period the effective rate to be applicable for the full fiscal year. The rate so determined is used to provide for its tax provision for the nine months ended September 30, 1998 and September 30, 1997.

Section 382 of the Internal Revenue Code contains provisions which may limit the loss carryforwards available if significant changes occur in stockholder ownership interests. Although the Company has not performed a detailed analysis, management believes that such limitations will apply as of September 30, 1998. Accordingly, the Company would be subject to a significant annual limitation on the utilization of its net operating losses.

(15)     RESTATEMENT

The Company has restated the condensed consolidated statement of operations for the nine months ended September 30, 1997 to reflect its security portfolio at market value without provision for discounts at September 30, 1997.

(16)     PRIVATE PLACEMENT

Prior to September 30, 1998 the Company raised approximately 1,945,000 in a private placement of 15,580,000 shares.

(17)     SUBSEQUENT EVENTS

On October 26, 1998 the company granted 250,000 warrants to purchase Common Stock to a consultant in connection with services to be rendered from October 1998 through October 2000. The Company valued these warrants at approximately $118,000 representing the fair value at date of grant.

On October 27, 1998 the Company exchanged 1,000,000 shares of its Common Stock for 2,500,000 shares of Atlantic Caspian Resources, PLC which had a fair market value of approximately $136,000.

On October 29, 1998 the Company adopted a stock option plan (the "1998" plan) for granting up to 10,000,000 shares of Common Stock pursuant to which employees, consultants, independent contractors, Officer and Directors are eligible to receive incentive and/or non qualified stock options. Options granted under the 1998 plan are exercisable for a period of up to 10 years from date of grant at an exercise price which is not less than the fair value on date of grant, except that the exercise price of options granted to a stockholder owning more than 10% of the outstanding capital stock may not be less than 110% of the fair value of the common stock at date of grant. Through February 10, 1999 the Company has granted 7,025,000 options to purchase Common Stock at exercise prices from $.25 to $1.18 under the 1998 plan.

On December 9, 1998 the Company granted 160,000 shares of Common Stock to a consultant. The Company valued the shares at $240,000 representing the fair value at date of grant.

On December 31, 1998 the Company granted 100,000 shares of Common Stock to its former CEO of MicroCap1000.com, Ltd. upon termination. The Company valued these shares at $125,000.

In addition, on January 7, 1999 the Company issued 275,000 shares of Common Stock in lieu of payment of $308,000 for services rendered by a consultant during year ended December 31, 1998.

On January 27, 1999 the Company granted 2,000,000 warrants to purchase Common Stock to a joint venture partner. The Company valued these warrants at $1,600,000.

On February 9, 1999 the Company granted 840,000 warrants to purchase Common Stock to a consultant. The Company valued these warrants at approximately $395,000.

The fair market value of Common Stock, options and warrants issued in connection with the above consultant agreements will be typically recorded as expense within twelve months of the execution of the related agreements.

Through February 10, 1999 the Company sold 9,993,800 shares of common stock in a series of private placements yielding net proceeds of approximately $3,284,000.

================================================================================

No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus in connection with the offering made hereby, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares described in the cover page hereof, or an offer to sell or a solicitation of an offer to buy the shares offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

================================================================================


================================================================================

                               MICROCAP FINANCIAL
                               SERVICES.COM, INC.

                                  Common Stock

                           --------------------------
                                   PROSPECTUS
                           --------------------------

                           _____________________, 1999


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.--INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation provides for the Company to indemnify all persons permitted by Delaware General Corporation Law to the maximum extent permitted thereby. In addition, the Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. These provisions of the Certificate of Incorporation are contained in Articles TEN and THIRTEEN, which read as follows:

         TENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

         THIRTEENTH: Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the General Corporation Law upon the Corporation, upon its stockholders, bondholders and stockholders, and upon its directors, officers and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the General Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred under the General Corporation Law. The Corporation shall, to the fullest extent permitted by the laws of the State of Delaware, including, but not limited to Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors and officers of the Corporation and may, in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify under said Section or otherwise under Delaware law, from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section. The indemnification provisions contained in the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any ByLaw, agreement, resolution of stockholders or disinterested directors, or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such person.

         In addition, the Company has taken out a professional indemnity policy with a limit of liability of $5,000,000. The policy is a claims made and reported policy. Subject to certain exclusions and qualifications, the policy protects directors, officers, and employees from a claim made for an actual or alleged error, omission, negligent act, libel or slander in rendering professional services.

ITEM 25.--OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The Company estimates that expenses in connection with the offering described in this Registration Statement will be as follows:

Securities and Exchange Commission registration fee         $26,221.56
Legal fees and expenses                                     $ 7,500.00
Accounting fees and expenses                                $30,000.00
Miscellaneous                                               $ 5,000.00
                                                            ----------
Total                                                       $68,721.56
                                                            ==========

         All amounts except the Securities and Exchange Commission registration fee are estimated.

ITEM 26.--RECENT SALES OF UNREGISTERED SECURITIES

         During the past three years, the following shares were sold by the Company without registration under the Securities Act:

                   (a) On March 14, 1997, the Company acquired 100% of the outstanding capital stock of International Capital Growth, Ltd., a Delaware corporation and member of the NASD in a reverse acquisition consummated through a share exchange transaction (the "Share Exchange") pursuant to Regulation D ("Regulation D") and Regulation S ("Regulation S"), each as promulgated under the Securities Act, to "accredited investors" as that term is defined in Regulation D and to non-"U.S. persons" in an "offshore transaction" as such terms are defined in Regulation S, respectively. In accordance with the terms and conditions of the Share Exchange, the Company issued 18,982,906 shares of its capital stock and 1,875,000 redeemable warrants (the "Exchange Warrants") to the former stockholders of ICG, who are "accredited investors" as that term is defined in Regulation D, or non-"U.S. persons" participating in an "offshore transaction" as such terms are defined in Regulation S, in exchange for outstanding securities of ICG, in each case of the same type, term and denomination. The 18,982,906 shares of capital stock of the Company that were issued in the Share Exchange consisted of (i) 2,551,906 shares of Common Stock, par value $.001 per share, (ii) 11,349,666 shares of newly- authorized Class B Common Stock, par value $.001 per share, (iii) 4,001,334 shares of newly- designated 5% Cumulative Convertible Series A Preferred Stock, par value $.001 per share, and (iv) 1,080,000 shares of newly-designated 5% Cumulative Convertible Series B Preferred Stock, par value $.001 per share. The Exchange Warrants consist of 1,625,000 redeemable shares common stock purchase warrants, each exercisable to purchase one share Common Stock, which shares of Common Stock are being registered hereby, at $4.00 per share (subject to adjustment under certain circumstances) at any time until October 1999 or March 2000, as the case may be, and 250,000 redeemable Class B common stock purchase warrants, each exercisable to purchase one share of Class B Common Stock at $2.00 per share (subject to adjustment under certain circumstances) at any time, subject to an vesting schedule, until November 1999.

         (b) On March 27, 1997, the Company completed a private offering (the "March Private Offering") of shares of its Common Stock at $2.25 per share, pursuant to Regulation D and

         Regulation S, to "accredited investors" as that term is defined in Regulation D and to non-"U.S. persons" in an "offshore transaction" as such terms are defined in Regulation S, respectively. The Company issued 549,496 shares of Common Stock in the March Private Offering, which yielded aggregate gross proceeds of $1,236,366. The Company also issued a total of 24,984 Warrants as partial compensation to certain sub-placement agents in the March Private Offering. Each Warrant is exercisable to purchase one share of Common Stock at $4.00 per share (subject to adjustment) at any time prior to redemption thereof until March 2000. The placement agent in the March Private Offering is an affiliate of the Company.

         In the fourth quarter of 1998 the Company completed a private offering (the "1998 Offering") of shares of its Common Stock at $.125 per share pursuant to Regulation D to "accredited investors" as that term is defined in Regulation
D. The Company issued 23,248,400 shares in the 1998 private offering which yielded aggregate gross proceeds of $2,906,050. No placement agent was utilized. The Company did not pay any commissions in connection with the sale of securities.

         On February 10, 1999 the Company completed a private offering (the "1998 Offering") of shares of its Common Stock at $1.00 per share pursuant to Regulation D to "accredited investors" as that term is defined in Regulation D. The Company issued 2,325,400 shares in the 1999 private offering which yielded aggregate gross proceeds of $2,325,400. No placement agent was utilized. The Company did not pay any commissions in connection with the sale of securities.

ITEM 27.--EXHIBITS

         (a) The following is a list of Exhibits filed herewith as part of the Registration Statement:

EXHIBIT NO.  DESCRIPTION

2.1*         Agreement Concerning the Exchange of Securities of International
             Capital Growth, Ltd. for Securities of Galt Financial Corporation
             Dated January 7, 1997
2.2*         Agreement and Plan of Merger by and between Capital Growth
             Holdings, Ltd., a Colorado corporation, and Capital Growth
             Holdings, Ltd., a Delaware corporation, dated June 10, 1997
3.1*         Certificate of Incorporation of the Company, as amended
3.2*         By-Laws of the Company
4.1*         Form of Common Stock certificate
4.2*         Form of Redeemable Common Stock Purchase Warrant
4.3*         Form of Redeemable Class B Common Stock Purchase Warrant
5.1**        Opinion of Broad and Cassel
5.2**        Content Supply Agreement between Freeserve Limited and MicroCap
             Financial Services.com, Inc.
10.1*        1997 Stock Option Plan
10.5         Lease Agreement regarding 7280 W. Palmetto Park Road, Suite 202,
             Boca Raton, Florida

10.6         1998 Stock Option Plan
16.1*        Lease Agreement, as amended, regarding 2425 Olympic Boulevard,
             Santa Monica, CA dated October 21, 1997
21.1*        Letter, dated March 25, 1997, of Angell & Deering
23.1*        Subsidiaries of the Company
23.2         Consent of Richard A. Eisner & Company, LLP
27.1         Power of Attorney (included on the signature page II-5 of Part II of this Registration Statement)
27.2         9/30/98 Financial Data Schedule

------------
 * Previously filed or incorporated by reference
** To be filed by amendment

ITEM 28.--UNDERTAKINGS

         The undersigned registrant hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 12th day of February, 1999.

                                   By:    /s/ RONALD B. KOENIG
                                          --------------------------------------
                                          Ronald B. Koenig
                                          Chairman of the Board of Directors and
                                          Co-Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ronald B. Koenig his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                                        TITLE                                          DATE
------------------------------------------       ----------------------------------------       ----------------------
        /s/ RONALD B. KOENIG                     Chairman of the Board of Directors and           February 12, 1999
------------------------------------------       Co-Chief Executive Officer
            Ronald B. Koenig

        /s/ STANLEY HOLLANDER                    President and Co-Chief Executive                 February 12, 1999
------------------------------------------       Officer
            Stanley Hollander

        /s/ MICHAEL S. JACOBS                    Vice President, Secretary and                    February 12, 1999
------------------------------------------       Treasurer (Principal Financial and
            Michael S. Jacobs                    Accounting Officer)

         /s/ ALAN L. JACOBS                      Director                                         February 12, 1999
------------------------------------------
             Alan L. Jacobs

                                 EXHIBIT INDEX

EXHIBIT NO.  DESCRIPTION
-----------  -----------
10.5 Lease Agreement regarding 7280 W. Palmetto Park Road, Suite 202, Boca Raton, Florida

10.6         1998 Stock Option Plan

23.2         Consent of Richard A. Eisner & Company, LLP

27.1 Power of Attorney (included on the signature page II-5 of Part II of this Registration Statement)

27.2         9/30/98 Financial Data Schedule